Exhibit 10.3

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
HERCULES HOLDING II, LLC
Dated as of November 17, 2006

THE LIMITED LIABILITY COMPANY UNITS EVIDENCED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION. SUCH LIMITED LIABILITY COMPANY UNITS ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT AND THE APPLICABLE STATE OR FOREIGN SECURITIES LAWS, PURSUANT TO REGISTRATION THEREUNDER OR EXEMPTION THEREFROM. IN ADDITION, TRANSFER OR OTHER DISPOSITION OF SUCH LIMITED LIABILITY COMPANY UNITS IS FURTHER RESTRICTED AS PROVIDED IN THIS AGREEMENT. PURCHASERS OF LIMITED LIABILITY COMPANY UNITS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

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Page
SECTION 15.8. Governing Law	51
SECTION 15.9. Judicial Proceedings	51
SECTION 15.10. Aggregation of Units	51
SECTION 15.11. Equitable Relief	51
SECTION 15.12. Table of Contents, Headings and Captions	52
SECTION 15.13. Counterparts	52
SECTION 15.14. Recapitalizations, Exchanges, Etc., Affecting Units, HCA Common Stock	52

SCHEDULE A	MEMBERS’ CONTRIBUTIONS AND UNITS

SCHEDULE B	MANAGERS

EXHIBIT A	FAMILY GROUP

iii

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
of
HERCULES HOLDING II, LLC
     THE UNDERSIGNED are executing this Amended and Restated Limited Liability Company Agreement of HERCULES HOLDING II, LLC (the “Company”) as of November 17, 2006.
R E C I T A L S :
     WHEREAS, the Certificate (as defined below) was executed and filed with the Office of the Secretary of State of the State of Delaware on July 21, 2006, thereby forming the Company as a limited liability company under and pursuant to the Delaware Limited Liability Company Act (as amended from time to time, the “Act”);
     WHEREAS, certain of the parties hereto entered into a limited liability company agreement dated as of July 21, 2006 and now desire to amend and restate that agreement on the terms and conditions set forth herein;
     NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     SECTION 1.1. Definitions. (a) Capitalized terms used herein shall have the following meanings:
     “Affiliate” means, with respect to any Person, an “affiliate” as defined in Rule 405 of the regulations promulgated under the Securities Act.
     “Affiliated Entity” means, with respect to any Member other than a Family Member, any investment fund or holding company that is directly or indirectly managed or advised by the primary manager or advisor of such Member or any of its Affiliates or that is otherwise an Affiliate of such Member, provided, however, that neither HCA nor any of its subsidiaries shall be deemed to be an Affiliate of any Member (and vice versa).
     “Agreement” means this Amended and Restated Limited Liability Company Agreement as it may be amended, modified, restated or supplemented from time to time.
     “Bain Group” means Bain Capital Integral Investors 2006, LLC, BCIP TCV, LLC and Bain Capital Hercules Investors, LLC and their Permitted Transferees, in each case that from time to time hold any interest in the Company and its Affiliates.

     “B of A” means Banc of America Capital Investors, L.P. and Banc of America Capital Investors V, L.P. Bank of America Corporation and its Affiliates are deemed to be Affiliated Entities of B of A under this Agreement.
     “Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:
     (a) To each Member’s Capital Account there shall be credited such Member’s Capital Contributions on the date paid to the Company, such Member’s allocable share of Net Income of the Company pursuant to Section 6.2, and the amount of any liabilities of the Company assumed by such Member or which are secured by any property distributed to such Member.
     (b) From each Member’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any property distributed to such Member pursuant to any provision of this Agreement, such Member’s allocable share of Net Losses of the Company pursuant to Section 6.2, the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.
     (c) In the event any Units in the Company are transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Units.
     (d) In determining the amount of any liability for purposes of subsections (a) and (b) hereof, there shall be taken into account Code section 752(c) and any other applicable provisions of the Code and Regulations.
     (e) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Board shall reasonably determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or the Members) are computed in order to comply with such Regulations, the Board may direct any Member to make such modification. The Board also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of the Company capital reflected on the Company balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b) or Section 1.704-2.
     “Capital Contributions” means, with respect to any Member, the aggregate amount contributed from time to time by such Member in respect of any Units. To the extent any

Member makes any contribution “in-kind”, the Board shall determine in good faith the “amount” that such Member will be deemed to have contributed.
     “Cause” means, with respect to a Manager, conviction of a felony.
     “Certificate” means the Certificate of Formation of the Company, as it may be amended, modified, restated or supplemented from time to time, filed on behalf of the Company with the Office of the Secretary of State of the State of Delaware pursuant to the Act.
     “Certificate of Cancellation” means a Certificate of Cancellation of the Certificate filed on behalf of the Company with the Office of the Secretary of State of the State of Delaware pursuant to the Act.
     “Change of Control” has the meaning set forth, as of the date hereof, in the management stockholders agreement to be entered by the Company and the employees participating in the HCA equity compensation plan.
     “Citigroup” means Citigroup Capital Partners II 2006, Citigroup Investment L.P., Citigroup Capital Partners II Employee Master Fund, L.P., Citigroup Capital Partners II Onshore, L.P., Citigroup Capital Partners II Cayman Holdings, L.P.,
     “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor federal income tax code.
     “Covered Person” means: (a) each Manager, the Members, the Tax Matters Member or a liquidating trustee, in each case in his or its capacity as such, (b) any Affiliate of each Manager, the Members, the Tax Matters Member or a liquidating trustee and (c) any Person of which a Manager is an officer, director, shareholder, partner, member, employee, trustee, executor, representative or agent, or any Affiliate, officer, director, shareholder, partner, member, manager, employee, representative or agent of any of the foregoing, in each case in clauses (a), (b) and (c), whether or not such Person continues to have the applicable status referred to in such clauses.
     “Credit Agreement” means the Credit Agreement, dated as of November 17, 2006, among HCA, Bank of America, N.A., as Administrative Agent, Swingline Lender and Letter of Credit Issuer and the other parties thereto (as the same may be amended, restated, supplemented or otherwise modified from time to time.
     “Delayed Equity Amount” has the meaning set forth in the Credit Agreement.
     “Delayed Equity Amount Shortfall” means the difference between the Delayed Equity Amount and the proceeds received by HCA in connection with its offering of shares of HCA Common Stock to employees of HCA, which offering is expected to be completed on or prior to March 31, 2007.
     “Disabling Conduct” means, in respect of any Person, an act or omission (a) that constitutes fraud or willful misconduct by such Person or (b) in the case of any director or officer, that would constitute a breach of the duty of such director or officer to the Company or its Members were the Company a corporation incorporated under Delaware law (and the Members stockholders of such a corporation) and for which such director or officer would not be entitled to indemnification under Delaware law (assuming that the Company had elected to indemnify its officers and directors to the fullest extent permitted under Section 145 of the Delaware General Corporation Law or any successor provision).
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Member” means any Member that is (i) an “employee benefit plan” within the meaning of Section 3(3) of ERISA, (ii) a “plan” within the meaning of Section 4975(e)(1) of the Code or (iii) a “benefit plan investor” within the meaning of the Plan Asset Regulations.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated pursuant thereto.
     “Family Affiliate” means, with respect to any Family Member, (i) any family member (including any child, stepchild, grandchild or more remote issue, parent, stepparent, grandparent, spouse, former spouse, domestic partner, sibling, child of sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, cousin and adoptive relationships) or heir, legatee, beneficiary, devisee or estate of such Family Member or (ii) any foundation, trust, family limited partnership, family limited liability company or other entity created and used for estate planning purposes, so long as any such foundation, trust, family limited partnership, family limited liability company or other entity is controlled by, for the benefit of, or owned by one or more Persons described in clause (i) and/or clause (ii).
     “Family Group” means, as of any date, any of the individuals or entities identified in Exhibit A hereto and their respective Permitted Transferees that from time to time hold any interest in the Company and/or HCA.
     “Family Member” means any Member that is a member of the Family Group.
     “Fiscal Year” means the calendar year.
     “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
     (a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset at the time of such contribution, as reasonably determined by the Board.
     (b) The Gross Asset Value of any of the Company’s assets distributed to a Member shall be the gross fair market value of such asset on the date of distribution, as reasonably determined by the Board.
     (c) The Gross Asset Values of all of the Company’s assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Board using such reasonable method of valuation as it may adopt, as of the times listed below:

     (i) immediately prior to the acquisition of an additional interest in the Company by a new or existing Member in exchange for more than a de minimis Capital Contribution, if it is determined by the Board that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company;
     (ii) immediately prior to the distribution by the Company to a Member of more than a de minimis amount of the Company’s property as consideration for an interest in the Company (including upon a sale of HCA Common Stock not in accordance with the Members’ Percentage Interests), if it is determined by the Board that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company;
     (iii) immediately prior to the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) (other than by operation of Section 708(b)(1)(B) of the Code); and
     (iv) immediately prior to such other times as the Board shall reasonably determine necessary or advisable, in order to comply with Regulations Sections 1.704-1(b) and 1.704-2.
     (d) The Gross Asset Values of the Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided , however , that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that the Board determines that an adjustment pursuant to subparagraph (b) or (c) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).
     (e) If the Gross Asset Value of any of the Company’s assets has been determined or adjusted pursuant to subparagraph (a), (c) or (d), such Gross Asset Value shall thereafter be adjusted by the depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.
     “HCA” means HCA Inc. or any successor thereof.
     “HCA Common Stock” means the common stock, par value $0.01 per share, of HCA.
     “Individual Retirement Account” has the meaning set forth in Section 408(a) of the Code.
     “Initial Equity Stake” means, with respect to an Investor Member, the Units owned by such Investor Member immediately following the closing of the acquisition of HCA by the Company.

     “Interest” means the entire limited liability company interest of a Member in the Company at any particular time, including the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all the terms and provisions of this Agreement. Interests shall be expressed as a number of Units.
     “Investor Group” means any Sponsor Group or the Family Group.
     “Investor Members” means those Members who are members of an Investor Group.
     “KKR Group” means, as of any date, KKR Millennium Fund L.P., KKR PEI Investments, L.P., KKR 2006 Fund L.P., KKR Partners III, L.P., OPERF Co-Investment LLC and their respective Permitted Transferees, in each case, that from time to time hold any interest in the Company and its Affiliates.
     “Member” means each Person that executes a counterpart of this Agreement as a Member and becomes a Member as provided herein, so long as such Person continues as a Member and is reflected as such in the records of the Company, in each case in such Person’s capacity as a member of the Company, and “Members” means all such Persons.
     “ML Group” means, as of any date, ML Global Private Equity Fund, L.P., Merrill Lynch Ventures L.P. 2001 and their respective Permitted Transferees, in each case, that from time to time hold any interest in the Company and its Affiliates.
     “Net Income” or “Net Loss” means, for each Fiscal Year or other period of the Company, an amount equal to the Company’s taxable income or loss for such Fiscal Year of the Company or other period, as applicable, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:
     (a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income or Net Loss shall be added to such taxable income or loss;
     (b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income or Net Loss shall be subtracted from such taxable income or loss;
     (c) In the event the Gross Asset Value of any of the Company’s asset is adjusted pursuant to subparagraph (b) or subparagraph (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;
     (d) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;
     (e) Depreciation, amortization, and other cost recovery deductions shall be computed by reference to the Gross Asset Value of the property if the Gross Asset Value differs from its adjusted tax basis; and
     (f) To the extent an adjustment to the adjusted tax basis of any of the Company’s assets pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss.
     “Non-Profit Participants” means the Frist Foundation, the Frist Center for the Visual Arts and the Ensworth School.
     “Permitted Transferee” means (a) in respect of a Family Member, a Family Affiliate and (b) in respect of any other Member, (i) an Affiliated Entity of such Member, (ii) any successor entity of such Member or (iii) in the case of any member of a Sponsor Group, all other members of such Sponsor Group; provided, in each case, that such Person has agreed to become a party to this Agreement pursuant to Section 9.7; provided that an entity of the type described in clause (b) of the definition of Transfer shall only be a “Permitted Transferee” with respect to the Transfer of Units to such entity in an amount and at such times as a Transfer of equity interests in such entity would be permitted by Section 9.1(a).
     “Person” means any individual, corporation, partnership, trust, joint stock company, business trust, unincorporated association, joint venture or other entity of any nature whatsoever.
     “Plan Asset Regulations” means the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, or any successor regulations.
     “Proportionate Event” shall mean, at any time that immediately prior thereto there is more than one Investor Member, the consummation of any transaction or series of related transactions, whether or not the Company or HCA is a party thereto, that effects a reduction (a “Proportionate Reduction Event”) or increase (a “Proportionate Increase Event”) in the number of Units held by each Investor Member that, in the good faith determination of the Requisite Managers (identified immediately prior to such consummation), is substantially proportionate with respect to each such Investor Member.
     “Regulations” means the Federal income tax regulations promulgated under the Code, as such Regulations may be amended from time to time (it being understood that all reference herein to specific sections of the Regulations shall be deemed also to refer to any corresponding provisions of succeeding Regulations).
     “Requisite Members” means Members holding a majority of the outstanding Units, including at all times for so long as there are at least two Sponsor Groups that each beneficially own at least 20% of its Initial Equity Stake, at least two of the Sponsor Groups and at any time as there is only one Sponsor Group that beneficially owns at least 20% of its Initial Equity Stake, such Sponsor Group.
     “SEC” means the Securities and Exchange Commission or any successor agency.
     “Securities” means capital stock, limited partnership interests, limited liability company interests, beneficial interests, warrants, options, notes, bonds, debentures, and other securities, equity interests, ownership interests and similar obligations of every kind and nature of any Person.
     “Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated pursuant thereto.
     “Sharing Percentage” means, as of any date of determination, with respect to any Member, a percentage calculated by dividing (x) the aggregate number of Units held by such Member by (y) the aggregate number of Units of the Company issued and outstanding on such date.
     “Sponsor Group” means, as applicable, (i) the Bain Group, (ii) the KKR Group and (iii) the ML Group.
     “Sponsor Members” means Members who are members of a Sponsor Group.
     “Substituted Member” means any Person admitted to the Company as a Member pursuant to the provisions of Section 9.7.
     “Subscription Agreement” means the subscription agreements to acquire Units and/or shares of HCA Common Stock, executed by members of the Frist Group on or prior to the date of the acquisition of HCA by the Company.
     “Taxable Year” means the taxable year of the Company determined under Section 706 of the Code.
     “Transfer” or “Transferred” means any direct or indirect transfer, sale, assignment, exchange, mortgage, pledge, hypothecation or other disposition of any Units. For the avoidance of doubt, it shall constitute a “Transfer” subject to the restrictions on Transfer contained or referenced herein (a) if a transferee is not an individual, a trust or an estate, and the transferor or an Affiliate (including a Family Affiliate) thereof ceases to control such transferee or (b) with respect to a holder of Units which was formed for the purpose of holding Units, there is a Transfer of the equity interests of such holder other than to a Permitted Transferee of such holder or of the party transferring the equity of such holder.

     “Unit” shall mean the fractional share of the Interests of all Members. The number of Units outstanding and the holders thereof are set forth on Schedule A, as Schedule A may be amended from time to time pursuant hereto.
     (b) As used in this Agreement, each of the following capitalized terms shall have the meaning ascribed to them in the Section set forth opposite to such term:

Term	Section
Act	Recitals
Board	7.1	(a)
Claims and Expenses	8.4
Company	Preamble
final adjustment	11.2(b)(ii)
flow-through entity	14.1	(e)
IPO	9.1	(a)
IRS	11.2	(a)
Manager	7.1	(a)
Non-Selling Member	9.3	(a)
Offer Notice	9.2	(a)
Offered Price	9.2	(b)(i)
Offeree	9.2	(a)
Offeror	9.2	(a)
Participating Member	9.8	(a)
Participating Members	9.8	(a)
Participation Share	9.2	(e)(i)
Permitted Distribution	9.1	(b)
Pro Rata Share	9.3	(e)(i)
Proposed Sale	9.3	(a)
Proposed Transferee	9.3	(b)(i)
Purchase Notice	9.2	(c)
Purchasing Members	9.2(b)(ii)
Selling Member	9.3	(a)
Subject Units	9.2	(b)(i)
Subscription Period	9.8	(a)
Tag Along Notice	9.3	(a)
Tag Along Offer	9.3	(c)
Tag Along Sale Percentage	9.3	(b)(i)
Tag Along Sellers	9.3(b)(ii)
Tagging Members	9.3(b)(ii)
Tax Items	6.4
Tax Matters Member	11.2	(a)
VCOC Members	7.7	(a)

     SECTION 1.2. Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter forms and the singular form of words shall include the plural and vice versa. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Schedules are to Schedules attached hereto, each of which is made a part hereof for all purposes. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
ARTICLE II
FORMATION AND TERM
     SECTION 2.1. Formation. The Company was formed as a limited liability company under and pursuant to the provisions of the Act upon the filing of the Certificate. The rights, duties and liabilities of the Members shall be as provided in the Act, except as otherwise provided in this Agreement.
     SECTION 2.2. Name. The name of the limited liability company is “Hercules Holding II, LLC”. The business of the Company may be conducted upon compliance with all applicable laws under any other name designated by the Board.
     SECTION 2.3. Term. The term of the Company commenced on July 21, 2006 and shall continue in perpetuity; provided that the Company may be dissolved in accordance with the provisions of this Agreement or by operation of law. The existence of the Company as a separate legal entity will continue until filing of the Certificate of Cancellation.
     SECTION 2.4. Principal Place of Business. The principal place of business of the Company shall be located at, and the Company’s business shall be conducted from, such place or places as the Board may determine in accordance with Article VII hereof.
     SECTION 2.5. Registered Agent and Office. The Company’s registered agent and office in the State of Delaware shall be c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, New Castle County, Wilmington, Delaware 19801. The Board may at any time designate another registered agent and/or registered office.
     SECTION 2.6. Qualification in Other Jurisdictions; Conduct of Business. The Company shall be qualified or registered under foreign limited liability company statutes or assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company owns property or transacts business to the extent, in the judgment of the Board, such qualification or registration is necessary or advisable in order to protect the limited liability of the Members or to permit the Company lawfully to own property or transact business.

ARTICLE III
PURPOSE AND POWERS
     SECTION 3.1. Purpose and Powers. The Company is formed for the purpose of, and the nature of the business to be conducted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any activities necessary, convenient or incidental thereto.
ARTICLE IV
MEMBERS; ADDITIONAL INTERESTS; CONVERSION
     SECTION 4.1. General. The names of, Capital Contributions of, and Units held by the Members are set forth on Schedule A hereto, effective immediately following the execution of this Agreement. A Member will cease to be a Member only in the manner described in Section 9.7 and Article XII. The Board shall amend and revise Schedule A from time to time to properly reflect any changes to the information included therein, including to reflect the admission or withdrawal of Members or the making of additional Capital Contributions in each case in accordance with this Agreement. Any amendment or revision to Schedule A hereto or to the Company’s records that is made solely to reflect information regarding Members shall not require Member approval.
     SECTION 4.2. Powers of Members. The Members shall have the power to exercise only those rights or powers granted to the Members pursuant to the express terms of this Agreement. Except as specifically provided herein or by the Board, the Members shall have no power or authority to act for or on behalf of, or to bind, the Company.
     SECTION 4.3. Nature of a Member’s Interest. A Member’s Interest (including a Member’s Units) shall for all purposes be personal property. A Member has no interest in any specific Company property.
     SECTION 4.4. No Other Persons Deemed Members. Unless admitted to the Company as a Member as provided in this Agreement, no Person shall be, or shall be considered, a Member. In respect of matters pertaining to Members, the Company shall deal only with Persons so admitted as Members (including their duly authorized representatives). Notwithstanding any notification to the contrary, any distribution by the Company to the Person shown on the Company’s records as a Member or to its legal representatives shall relieve the Company of all liability to any other Person who may be interested in such distribution by reason of any other Transfer by the Member, or for any other reason.
     SECTION 4.5. No Cessation of Membership Upon Bankruptcy, etc. A Person shall not cease to be a Member of the Company upon the happening, with respect to such Person, of any of the events specified in §18-304 of the Act. Upon the occurrence of any event specified in §18-304 of the Act, the business of the Company shall be continued pursuant to the terms hereof without dissolution.

     SECTION 4.6. Admission of Additional Members and Creation of Additional Units.
     (a) Subject to the limitations set forth in this Article IV, in Article VII and Article IX and in Sections 5.1(b), 13.3 and 15.2, the Company may admit additional Members to the Company, issue additional Units or create and issue such additional classes or series of Units, having such designations, preferences and relative, participating or other special rights, powers and duties as the Board shall determine, including: (i) the right of any such class or series of Units to share in the Company’s distributions; (ii) the allocation to any such class or series of Units of items of Net Income, Net Loss, or items of the Company’s income, gains, losses and deductions; (iii) the rights of any such class or series of Unit upon dissolution or liquidation of the Company; and (iv) the right of any such class or series of Units to vote on matters relating to the Company and this Agreement. Upon the issuance pursuant to and in accordance with this Agreement of any class or series of Units, the Board may, in accordance with, and subject to, Sections 4.1 and 15.2, as applicable, amend any provision of this Agreement, and authorize any Person to execute, acknowledge, deliver, file and record, if required, such documents, to the extent necessary or desirable to reflect the admission of any additional Member to the Company or the authorization and issuance of such class or series of Unit, and the related rights and preferences thereof.
     (b) No additional Member shall be admitted to the Company (i) in connection with newly issued Units, unless and until such prospective additional Member has executed a signature page counterpart to this Agreement and an acceptance of all of the terms and conditions of this Agreement, and such other documents or instruments as may be required to effect the admission in the Board’s reasonable judgment or (ii) in connection with a Transfer of a Unit, unless and until all the conditions of Article IX are satisfied, and such prospective additional member executes and delivers to the Company the documentation contemplated by Section 9.7.
ARTICLE V
CAPITAL CONTRIBUTIONS; DEFAULT; LIABILITY OF MEMBERS
     SECTION 5.1. Capital Contributions.
     (a) Subject to the terms and provisions of this Agreement, each Person set forth on Schedule A has agreed to make Capital Contributions to the Company in the respective amounts and form of consideration and in exchange for the respective number of Units set forth on Schedule A to this Agreement and to become a Member. The Company shall issue to each Member the respective number of Units set forth on Schedule A to this Agreement (opposite the name of such Member) upon execution of this Agreement by such Member and the payment of such Member’s Capital Contribution in the amount set forth on Schedule A. In the event of any Capital Contribution after the date of the Company’s acquisition of HCA, the Company shall issue to the Member(s) making such Capital Contribution Units representing the increased Interests of such Member(s).

     (b) No member shall be obligated by this Agreement to purchase additional Units or make any contributions to the capital of the Company, except (i) in the event that the Delayed Equity Amount Shortfall is in excess of $0 on March 31, 2007, then the Sponsor Members shall be required to make pro rata Contributions (with their pro rata share determined as if such Members were the only Members of the Company) equal in the aggregate to the Delayed Equity Amount Shortfall on March 31, 2007 at a price of $51 per Unit; provided that each Sponsor Group may allocate its Capital Contribution among the members of its group at its discretion, or (ii) as may be expressly agreed by such Member in writing.
     SECTION 5.2. Liability of Members.
     (a) General. Except as may otherwise be expressly agreed by such Member in writing, in no event shall any Member (or former Member) be obligated to guarantee any indebtedness or other obligations of the Company at any time outstanding or have any liability for the repayment or discharge of the debts and obligations of the Company or for the repayment of any Capital Contribution of any other Member.
     (b) Liability for Amounts Distributed. The Members hereby agree that, except as otherwise expressly provided herein or required by applicable Law, no Member shall have an obligation to return money or other property paid or distributed to such Member whether or not such distribution was in violation of the Act, except to the extent arising from Disabling Conduct of such Member. The agreement set forth in the immediately preceding sentence shall be deemed to be a compromise for purposes of §18-502(b) of the Act. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such return, such obligation shall be the obligation of such Member and not of any other Person.
     SECTION 5.3. Units Uncertificated. Unless and until the Board shall determine otherwise, Units shall be uncertificated and recorded in the books and records of the Company (including Schedule A). If at any time the Board shall determine to certificate Units, such certificates will contain such legends as the Board shall reasonably determine are necessary or advisable.
ARTICLE VI
DISTRIBUTIONS; ALLOCATION OF PROFITS AND LOSSES
     SECTION 6.1. Distributions. Subject to the last sentence of this section, distributions shall be made to the Members in accordance with their Sharing Percentages. Distributions by the Company will be made if, when and in such amounts determined by the Board of Directors. Notwithstanding anything to the contrary contained in this Agreement, distributions to Members shall be subject to the restrictions contained in the Act. In the event that any shares of HCA Common Stock or other equity securities are sold by the Company on behalf of a Member in accordance with this Agreement, proceeds generated from such sale shall be used to redeem a proportionate number of Units from such Member in order to reflect the change in such Member’s beneficial ownership of HCA Common Stock following such sale.

     SECTION 6.2. Allocations. Net Income and Net Loss of the Company shall be determined and allocated with respect to each Taxable Year by the Board as of the end of each such year and at such other times as the Board shall determine, provided that such time will allow the Company to meet its obligations under Section 11.1. Net Income and Net Loss shall be allocated among the Members pro rata in accordance with their Sharing Percentages, except that, in the case of a sale of HCA Common Stock or other equity securities not in accordance with the Members’ Sharing Percentages, gain or loss on the sale of such HCA Common Stock or equity securities shall be allocated among the Members based upon the shares of HCA Common Stock or equity securities that each Member elects to cause the Company to sell. In the event that, at any time, the Company owns more than one type of security of HCA and the Members do not beneficially own each such type in the same proportions, the Members shall cooperate in good faith to amend the provisions of this Section 6.2 (and any other applicable provision of this Agreement) as necessary to reflect that Net Income and Net Loss from each such security shall be allocated in proportion to the Members’ beneficial ownership of such security.
     SECTION 6.3. Tax Allocations. Except as otherwise provided in this Section 6.3, for income tax purposes each item of income, gain, loss and deduction (collectively, “Tax Items”) shall be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.2; provided, (a) in the case of a sale of HCA Common Stock or other equity securities not in accordance with the Members’ Sharing Percentages pursuant to Section 9.10, gain or loss on the sale of such HCA Common Stock or equity securities shall be allocated among the Members based upon the shares of HCA Common Stock or equity securities that each Member elects to cause the Company to sell and (b) in the case of any Company asset the Gross Asset Value of which differs from its adjusted tax basis for U.S. federal income tax purposes, Tax Items with respect to such asset shall be allocated solely for income tax purposes in accordance with the principles of Sections 704(b) and (c) of the Code (in any permitted manner determined by the Board) so as to take account of the difference between Gross Asset Value and adjusted basis of such asset; provided further, any gain or loss on the sale of HCA Common Stock or other equity securities purchased out of Capital Contributions made other than in accordance with each Members’ Sharing Percentages pursuant to Section 9.10, shall, to the extent possible, be allocated to the Members based upon the shares of HCA Common Stock or other equity securities that each Member elects to cause the Company to sell pursuant to Section 9.10.
ARTICLE VII
MANAGEMENT
     SECTION 7.1. Management Under Direction of the Board.
     (a) Subject to the consent rights of the Members provided in Section 13.3, the business and affairs of the Company shall be managed and controlled by a board of managers (the “Board”, and each member of the Board, a “Manager”). The Board shall initially consist of thirteen individuals and may be decreased as provided below. Except as otherwise provided in this Section, the Board initially shall consist of three designees of each Sponsor Group, two designees of the Family Group and two representatives of management of HCA. The initial

Managers are set forth on Schedule B hereto.
     At each annual or special meeting of holders of Units or the taking of action by written consent of holders of Units with respect to which any Managers are to be elected, (i) each Sponsor Group shall have the right (but not the obligation) pursuant to this Agreement to nominate and cause to be elected to the Board that number of Managers which, when added to the number of Managers who are then Managers designated by such Sponsor Group and who will continue to serve as directors without regard to the outcome of the election at such meeting or by such consent, is not more than (x) three, in the event that, at the applicable time, such Sponsor Group beneficially owns an amount of outstanding Units which shall equal at least 30% of such Sponsor Group’s Initial Equity Stake, (y) two, in the event that, at the applicable time, such Sponsor Group collectively beneficially owns an amount of outstanding Units which shall equal at least 20% of such Sponsor Group’s Initial Equity Stake or (z) one, in the event that, at the applicable time, such Sponsor Group collectively, beneficially owns an amount of outstanding Units which shall equal at least 10% of such Sponsor Group’s Initial Equity Stake and (ii) the Family Group shall have the right (but not the obligation) pursuant to this Agreement to nominate and cause to be elected to the Board that number of Managers which, when added to the number of Managers who are then Managers designated by the Family Group and who will continue to serve as directors without regard to the outcome of the election at such meeting or by such consent, is not more than (x) two, in the event that, at the applicable time, the Family Group beneficially owns an amount of outstanding Units which shall equal at least 20% of the Family Group’s Initial Equity Stake (adjusted to take account of shares of HCA Common Stock owned directly by the Non-Profit Participants) or (y) one, in the event that, at the applicable time, the Family Group collectively beneficially owns an amount of outstanding Units which shall equal at least 10% of the Family Group’s Initial Equity Stake (adjusted to take account of shares of HCA Common Stock owned directly by the Non-Profit Participants). The percentages set forth in this clause (a) shall automatically be proportionately reduced effective immediately prior to any Proportionate Reduction Event, provided, however, that no such adjustments shall be made to the extent that the effect of such Proportionate Reduction Event is to offset the effect of any Proportionate Increase Event occurring since the later of (1) the most recent Proportionate Reduction Event, if any, for which an adjustment was made pursuant to this sentence and (2) the date of this Agreement. No increase in the number of Units held by an Investor Member, nor any adjustment to the percentages set forth in this clause (a) pursuant to the preceding sentence shall entitle the Investor Member in question to designate a Manager (or an increased number of Managers) if such Investor Member’s right to designate a Member (or such increased number of Managers) had previously been terminated pursuant to clause (i) or (ii) above, as applicable.
     (b) In the event that an Investor Group loses its right to designate a Manager, one of such Investor Group’s designees to the Board shall resign immediately, and the Investor Groups shall take all action necessary to remove such designee and the size of the Board shall be reduced in size accordingly.
     (c) Notwithstanding anything to the contrary herein, for as long as an Investor Group beneficially owns any amount of Units, such Investor Group shall have the right (but not the obligation) pursuant to this Agreement to have an individual designated by such Investor Group (an “Observer”) attend all meetings of the Board; provided, however, that such Observer shall not have the right to participate in any vote, consent or other action of the Board, nor shall such Observer’s vote, consent or other action be required for any vote, consent or other action of the Board.
     (d) An Investor Group’s right to designate Managers may only be assigned (i) in the case of a Sponsor Group, (x) to a Permitted Transferee that is not a portfolio company of any member of the Sponsor Group or (y) with the consent (not to be unreasonably withheld or delayed) of a majority of the non-transferring Investor Groups (based on the number of Units owned by such Investors Groups, and adjusted to take account of shares of HCA Common Stock owned directly by the Non-Profit Entities) in connection with a transfer of all of such Sponsor Group’s Units and (ii) in the case of the Family Group, (x) to a Family Affiliate or (y) with the consent (not to be unreasonably withheld or delayed) of a majority of the non-transferring Investor Groups (based on the number of Units owned by such Investors Groups, and adjusted to take account of shares of HCA Common Stock owned directly by the Non-Profit Entities) in connection with a transfer of all of such Family Group’s Units (it being understood that in such case all references in this Section 7.1 to such Investor Group shall thereafter be deemed to be references to such assignee and not to such Investor Group).
     (e) An Investor Group shall notify the other Investor Groups and the Company of any proposed designee to the Board.
     (f) Any Manager designated by an Investor Group may be removed (with or without cause) from time to time and at any time by such Investor Group, upon notice to the Company and the other Investor Groups, if any, and may be removed by other Investor Groups only for Cause. Any vacancy on the Board in respect of a Manager designated by an Investor Group may be filled by the Investor Group entitled to designate such Manager, subject to Section 7.1(e).
     (g) The Requisite Members shall have the power to designate or remove (with or without cause) any Managers other than those which were designated by a particular Investor Group pursuant to Section 7.1(a).
     (h) The members of the Board shall be “managers” within the meaning of the Act. Subject to the consent rights of the Members provided in Section 13.3, the Board shall have full and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purposes of the Company as set forth herein, including to exercise all powers of the Company set forth in Section 3.1 of this Agreement. Notwithstanding anything to the contrary in this Agreement, no Manager, acting solely in its capacity as such, shall have the right, power or authority to act as an agent of the Company, to bind the Company or to execute any documents to be signed by the Company unless expressly authorized in writing by the Board.
     (i) To the fullest extent permitted by law, including Section 18-1101(c) of the Act, each Manager shall be deemed an agent of the Member who designated such Manager and shall have no duty (fiduciary or otherwise) to the Company or any Member other than the Member that designated such Manager.

     SECTION 7.2. Meetings of the Board. Regular meetings of the Board may be called on at least two business days notice to each Manager, either personally, by telephone, by mail, by telecopier, by electronic mail or by any other means of communication reasonably calculated to give notice, at such times and at such places as shall from time to time be determined by the Board, or the chairman thereof (if any), as applicable. Any two Managers (who must not both have been designated by a single Investor Group) may call a special meeting of the Board on not less than two business days’ notice to each other Manager, either personally, by telephone, by mail, by telecopier, by electronic mail or by any other means of communication reasonably calculated to give notice. Notice of a special meeting need not be given to any Manager if a written waiver of notice, executed by such Manager before or after the meeting, is filed with the records of the meeting, or to any Manager who attends the meeting without protesting the lack of notice prior thereto or at its commencement. The notice shall state the purposes of the meeting.
     SECTION 7.3. Quorum and Acts of the Board and Committees. At all duly called meetings of the Board or committees thereof, a majority of the total number of Board or committee members (including at least one designee of each Investor Group that is entitled at that time to designate, and has designated, a Manager, unless such requirement is waived by a designee of the applicable Investor Group), shall constitute a quorum for the transaction of business. If a quorum shall not be present at any meeting of the Board or a committee, the Board or committee members present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present; provided, however, that for any such reconvened meeting, a majority of the total number of Board or committee members (without regard to whether at least one designee of each Investor Group that is entitled at that time to designate, and has designated, a Manager, is present) shall constitute a quorum for the transaction of business; provided further, however, that notice for any reconvened meeting shall have been given in accordance with Section 7.2. No action may be taken by the Board or any committee thereof under this Agreement or the Act without the consent of a majority of the Managers that are members of such body (including, for so long as there are at least two Sponsor Groups entitled to designate Managers to the Board, the consent of a Manager designated by each of at least two Sponsor Groups and if there is only one Sponsor Group, such Sponsor Group) (the “Requisite Managers”). Each Board or committee member shall be entitled to one vote; provided , that, except to the extent prohibited by law, any Manager shall be entitled to vote on behalf of another Manager if such other Manager is not present at a meeting of the Board or a committee and has given a proxy to vote at the applicable meeting to the attending Manager. Any instrument or writing executed on behalf of the Company by any one or more of the members of the Board shall be valid and binding upon the Company when authorized by the Board in accordance with this Section 7.3.
     SECTION 7.4. Telephonic or Video Communications. Members of the Board may participate in a meeting of the Board by means of conference telephone, video conference or similar communications equipment by means of which all persons participating in the meeting can hear and speak to each other, and such participation in a meeting shall constitute presence in person at the meeting.

     SECTION 7.5. Action by Consent. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting and without a vote, if a consent or consents in writing (including by email), setting forth the action so taken, shall be signed by the Requisite Managers (provided, that for such purposes an electronic signature shall be valid); provided that no action by written consent shall be taken without 48 hours (including at least one Business Day) prior notice to all of the Managers. Notice of a consent need not be given to any Manager if a written waiver of notice, executed before or after the consent is executed is filed with the consent.
     SECTION 7.6. HCA Directors. The Company and the Members shall take all action required to ensure that (a) each of the Managers are also members of the board of directors (or similar governing body) of HCA and, at their request, subsidiaries thereof subject to any legal or regulatory restrictions and (b) that the applicable organizational and governing documents for HCA (including its committees) contain provisions substantially similar to those set forth in Section 7.3. The Company’s vote as a stockholder of HCA with respect to any matter requiring stockholder approval will be determined by the Board of the Company, in accordance with this Agreement.
     SECTION 7.7. VCOC Members; Information Rights.
     (a) With respect to each Sponsor Member, and at the request of a Sponsor Member, each Affiliate thereof that directly or indirectly has an interest in the Company, in each case that is intended to qualify as a “venture capital operating company” as defined in the Plan Asset Regulations (each, a “VCOC Member”), for so long as the VCOC Member, directly or through one or more conduit subsidiaries, continues to hold any Units, without limitation or prejudice of any of the rights provided to the Members hereunder, the Company shall, with respect to each such VCOC Member:
     (i) Provide such VCOC Member or its designated representative with:
     (A) the right to visit and inspect any of the offices and properties of the Company and its Subsidiaries and inspect and copy the books and records of the Company and its Subsidiaries, as the VCOC Member shall reasonably request;
     (B) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, consolidated balance sheets of the Company and its Subsidiaries as of the end of such period, and consolidated statements of income and cash flows of the Company and its Subsidiaries for the period then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, and subject to the absence of footnotes and to year-end adjustments;
     (C) as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such year, and consolidated statements of income and cash flows of the Company and its Subsidiaries for the year then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, together with an auditor’s report thereon of a firm of established national reputation; and
     (D) copies of all materials provided to the Board, provided, that the Company shall be entitled to exclude portions of such materials to the extent providing such portions would be reasonably likely to result in the waiver of attorney-client privilege.
provided, that for purposes of this clause (a)(i), each of Dr. Frist, as the representative of the Family Group, the ML Group, Citigroup Capital Partners II 2006, as the representative of Citigroup, and Banc of America Capital Investors, L.P., as the representative of B of A, shall be considered a VCOC Member for so long as it directly or through one or more conduit subsidiaries, continues to hold any Units.
     (ii) Make all senior management and other appropriate personnel of the Company available periodically and at such times as reasonably requested by the VCOC Member for consultation with the VCOC Member or its designated representative with respect to matters relating to the business and affairs of the Company and its Subsidiaries, including significant changes in management personnel and compensation of employees, introduction of new products or new lines of business, important acquisitions or dispositions of plants and equipment, significant research and development programs, the purchasing or selling of important trademarks, licenses or concessions or the proposed commencement or compromise of significant litigation;
     (iii) To the extent that such VCOC Member does not have the direct right to designate a Manager, give the VCOC Member the right to designate one non-voting board observer who will be entitled to attend all meetings of the Board, participate in all deliberations of the Board and receive copies of all materials provided to the Board, provided that such observer shall have no voting rights with respect to actions taken or elected not to be taken by the Board, and provided, further, that the Company shall be entitled to exclude such observer from such portions of a Board meeting to the extent such observer’s presence would be reasonably likely to result in the waiver of attorney-client privilege or if the matter to be discussed at such Board meeting is one in which such VCOC Member has a conflict of interest with the Company;
     (iv) To the extent consistent with applicable law (and with respect to events which require public disclosure, only following the Company’s public disclosure thereof through applicable securities law filings or otherwise), inform the VCOC Member or its designated representative in advance with respect to any significant corporate actions, including extraordinary dividends, mergers, acquisitions or dispositions of assets, issuances of significant amounts of debt or equity and material amendments to the organizational documents of the Company, and to provide the VCOC Member or its designated representative with the right to consult with the Company with respect to such actions; and
     (v) Provide the VCOC Member or its designated representative with such other rights of consultation which the VCOC Member’s counsel may determine to be reasonably necessary under applicable legal authorities promulgated after the date hereof to qualify its investment in the Company as a “venture capital investment” for purposes of the Plan Assets Regulation.
     (b) The Company agrees to consider, in good faith, the recommendations of the VCOC Member or its designated representative in connection with the matters on which it is consulted as described above, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Company.
     SECTION 7.8. Outside Businesses and Corporate Opportunities.
     (a) (i) any Member, any Manager or any Affiliate of the foregoing may engage in or possess an interest in other investments, business ventures or Persons of any nature or description, independently or with others, similar or dissimilar to, or that compete with, the investments or business of the Company or its subsidiaries, and may provide advice and other assistance to any such investment, business venture or Person, (ii) the Company and the Members shall have no rights by virtue of this Agreement in and to such investments, business ventures or Persons or the income or profits derived therefrom, and (iii) the pursuit of any such investment or venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper.
     (b) None of the Members, the Managers or any Affiliate thereof shall be obligated to present any particular investment or business opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be pursued by the Company, and any Member, any Manager or any Affiliate thereof shall have the right to pursue for its own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment opportunity.
     (c) Nothing in this Section 7.8 as it relates to (i) any employee or former employee shall limit the obligations of such Person under any other agreements with the Company or its subsidiaries or under any policy of the Company or its subsidiaries to which such Person may be subject from time to time, or (ii) any Member or Manager shall limit the obligations of any such Member which is, or has an Affiliate which is, subject to confidentiality or non-competition or similar obligations to the Company or its subsidiaries under any other agreements (including Section 15.3 hereof).
     (d) No amendment or repeal of this Section 7.8 shall apply to or have any effect on the liability or alleged liability of any officer or any Manager for or with respect to any opportunities of which any such Manager becomes aware prior to such amendment or repeal.

     (e) The Company shall cause the organizational documents of its material subsidiaries (as determined by the Board) to include provisions substantially similar to this Section 7.8.
     SECTION 7.9. Committees of the Board. The Board shall establish an Audit Committee and a Compensation Committee and any other committee of the Board that may be formed upon the approval of the Board, the authority of each to be determined from time to time by the Board. Each Investor Group shall be entitled to appoint one member to each committee of the Board; provided, however, that an Investor Group shall lose such right at such time as it is no longer entitled to designate at least two Managers or except as required by law and, provided, further, that the Board shall not delegate substantially all of its responsibility or authority to any committee at such time as one or more Investor Groups is not entitled to representation on such committee, but is still entitled to designate a Manager. Additional members of each committee, if any, shall be as appointed by the Board.
ARTICLE VIII
LIABILITY, EXCULPATION, INDEMNIFICATION AND INSURANCE
     SECTION 8.1. Liability. To the fullest extent permitted by law, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for the repayment, satisfaction or discharge of any such debt, obligation or liability of the Company solely by reason of being a Covered Person. All Persons dealing with the Company shall have recourse solely to the assets of the Company for the payment of debts, obligations or liabilities of the Company.
     SECTION 8.2. Duties and Liabilities of Covered Persons. No Covered Person shall be liable or accountable in damages or otherwise to the Company or to any Member for any loss or liability arising out of any act or omission on behalf of the Company taken or omitted by such Covered Person, so long as such act or omission did not constitute Disabling Conduct.
     SECTION 8.3. Exculpation.
     (a) To the fullest extent permitted by law, and except as otherwise expressly provided herein, no Covered Person shall be liable to the Company or any Member for any Claims and Expenses (as defined below) arising out of any act or omission of such Covered Person on behalf of the Company to the extent that such act or omission did not constitute Disabling Conduct.
     (b) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of assets, liabilities, profits or losses or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

     SECTION 8.4. Indemnification. To the fullest extent permitted by applicable law, the Company shall, and shall cause its controlled Affiliates to, indemnify and hold harmless each of the Covered Persons from and against any and all liabilities, obligations, losses, damages, fines, taxes and interest and penalties thereon (other than taxes based on fees or other compensation received by such Covered Person from the Company), claims, demands, actions, suits, proceedings (whether civil, criminal, administrative, investigative or otherwise), costs, expenses and disbursements (including reasonable and documented legal and accounting fees and expenses, costs of investigation and sums paid in settlement) of any kind or nature whatsoever (collectively, “Claims and Expenses”) which may be imposed on, incurred by or asserted at any time against such Covered Person in connection with the business or affairs of the Company or its controlled Affiliates or the activities of such Covered Person on behalf of the Company; provided, that a Covered Person shall not be entitled to indemnification hereunder against Claims and Expenses that are finally determined by a court of competent jurisdiction to have resulted from such Covered Person’s Disabling Conduct; provided, further, that indemnification hereunder and the advancement of expenses under Section 8.5 shall be recoverable only from the assets of the Company and its controlled Affiliates and not from assets of the Members. The Company shall cause its material subsidiaries (as determined by the Board) to execute a joinder agreeing to assume responsibility for their respective obligations pursuant to this Section 8.4 and Section 8.5.
     SECTION 8.5. Advancement of Expenses. To the fullest extent permitted by applicable law, the Company shall, and shall cause its controlled Affiliates to, pay the expenses (including reasonable legal fees and expenses and costs of investigation) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding contemplated in Section 8.4 (other than a claim, demand, action, suit or proceeding brought by the Company against a Member for such Member’s material breach or violation of this Agreement) as such expenses are incurred by such Covered Person and in advance of the final disposition of such matter, provided that such Covered Person undertakes to repay such expenses if it is determined by agreement between such Covered Person and the Company or, in the absence of such an agreement, by a final judgment of a court of competent jurisdiction that such Covered Person is not entitled to be indemnified pursuant to Section 8.4.
     SECTION 8.6. Notice of Proceedings. Promptly after receipt by a Covered Person of notice of the commencement of any proceeding against such Covered Person, such Covered Person shall, if a claim for indemnification in respect thereof is to be made against the Company, give written notice to the Board of the commencement of such proceeding, provided that the failure of a Covered Person to give notice as provided herein shall not relieve the Company of its obligations under Sections 8.4 and 8.5, except to the extent that the Company is prejudiced by such failure to give notice. In case any such proceeding is brought against a Covered Person (other than a proceeding by or in the right of the Company), after the Company has acknowledged in writing its obligation to indemnify and hold harmless the Covered Person, the Company will be entitled to assume the defense of such proceeding; provided , that (i) the Covered Person shall be entitled to participate in such proceeding and to retain its own counsel at its own expense and (ii) if the Covered Person shall give notice to the Company that in its good faith judgment certain claims made against it in such proceeding could have a material adverse effect on the Covered Person or its Affiliates other than as a result of monetary damages, the

Covered Person shall have the right to control (at its own expense and with counsel reasonably satisfactory to the Company) the defense of such specific claims with respect to the Covered Person (but not with respect to the Company or any other Member); and provided , further , that if a Covered Person elects to control the defense of a specific claim with respect to such Covered Person, such Covered Person shall not consent to the entry of a judgment or enter into a settlement that would require the Company to pay any amounts under Section 8.4 without the prior written consent of the Company, such consent not to be unreasonably withheld. After notice from the Company to such Covered Person acknowledging the Company’s obligation to indemnify and hold harmless the Covered Person and electing to assume the defense of such proceeding, the Company will not be liable for expenses subsequently incurred by such Covered Person in connection with the defense thereof. Without the consent of such Covered Person, the Company will not consent to the entry of any judgment or enter into any settlement that (i) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Covered Person of a release from all liability arising out of the proceeding and claims asserted therein or, (ii) requires or involves any admission on the part of the Covered Person and (iii) requires the Covered Person to take any action or to forego taking any action. Any decision that is required to be made by the Company pursuant to Section 8.4 or 8.5 or this Section 8.6 shall be made on behalf of the Company by the affirmative vote of a majority of the Managers who are not Covered Persons; provided that if all such Managers are less than a quorum, they shall be deemed to constitute a quorum.
     SECTION 8.7. Insurance. The Company may, or may cause a controlled Affiliate to, purchase and maintain directors and officers insurance, to the extent and in such amounts as the Board may, in its discretion, deem reasonable.
ARTICLE IX
TRANSFERABILITY OF UNITS; PREEMPTIVE RIGHTS
     SECTION 9.1. General Transfer Restrictions.
     (a) A Member may only Transfer its Units as follows:
     (i) During the period commencing on the date hereof and ending on the earlier of (x) the completion of an initial public offering of equity securities in the Company (or any successor thereto), HCA or any other subsidiary of the Company pursuant to a registration statement effective under the Securities Act (“IPO”) and (y) the fifth anniversary of the date hereof,
     (A) to a Permitted Transferee of such Member (subject to the provisions of Sections 9.1(b), 9.4, 9.6, 9.7, 9.9 and 9.10); or
     (B) with the written consent of the Board (subject to the provisions of Sections 9.1(b), 9.2, 9.3, 9.4, 9.6, 9.7, 9.9 and 9.10);

     (ii) During the period commencing after the fifth anniversary of the date hereof (if no IPO has yet been completed) and ending on the completion of an IPO, if any, subject only to the provisions of Sections 9.1(b), 9.2, 9.3, 9.4, 9.6, 9.7, 9.9 and 9.10.
     (iii) During the period commencing after the completion of an IPO (whether before or after the fifth anniversary of the date hereof):
     (A) to a Permitted Transferee (subject to the provisions of Sections 9.5, 9.6, 9.7, 9.9 and 9.10);
     (B) in a Transfer pursuant to the Registration Rights Agreement (subject to the provisions of Sections 9.5, 9.6, 9.9 and 9.10); or
     (C) with the consent of the Coordination Committee or as otherwise permitted under the provisos contained in Section 9.5(a) (subject to the provisions of Sections 9.6, 9.7, 9.9 and 9.10).
     Notwithstanding anything to the contrary in the foregoing, at any time prior to June 30, 2007, a Transfer by a member, stockholder or partner of a Member of the sort described in clause (b) of the definition of “Transfer” of such Person’s beneficial interest in any Units to another member, stockholder or partner of such Member or any other Member that is in the same Investor Group shall not be considered a Transfer restricted by this Section 9.1(a) or a Transfer subject to Sections 9.2, 9.3, 9.4 and 9.5 hereof if, following such Transfer, the Member is not in violation of any other provision of this Agreement, including its representations and warranties and provided that, in the aggregate, all such Transfers by members of each Investor Group do not exceed $200 million. Notwithstanding anything to the contrary in this Agreement, in no event will the Transfer of equity securities of Merrill Lynch & Co., Inc., Bank of America Corporation or Citigroup, Inc. constitute a “Transfer” for purposes of this Agreement.
     (b) Notwithstanding anything to the contrary in this Agreement, prior to an IPO, no Units may be Transferred to a Competitor without the consent of the Board. A “Competitor” shall mean (i) Person that is determined, in good faith, by the Board to be a competitor of HCA or any of its subsidiaries in any material respect or a potential Competitor in HCA or any of its subsidiaries and (ii) any Affiliate of any such Person specified in clause (i). If any Member proposes to Transfer any Units to a transferee, the Member shall furnish a written notice to the Board at least ten business days prior to such proposed Transfer. Such notice shall set forth the principal terms of the proposed Transfer, including (A) the number of Units to be Transferred, (B) the per share purchase price or the formula by which such price is to be determined and (C) the name and address of the prospective transferee. If the prospective transferee (or an Affiliate thereof) has previously been determined by the Board to be a Competitor and such determination has not been reversed by written notice to all Members, the Member proposing such transfer shall not Transfer any Units to such prospective transferee without the written approval of the Board. If the prospective transferee (and any Affiliate thereof) has not previously been determined by the Board to be a Competitor, the Member proposing such Transfer may Transfer Units to such prospective transferee unless, within seven business days after the date of delivery of the notice required by the second preceding sentence, the Board delivers written notice to the Member proposing such Transfer that such prospective transferee has been designated a Competitor. If, within such time period, a notice designating such prospective transferee a Competitor is delivered, then the Member proposing such Transfer shall not Transfer any Units to such prospective transferee without the approval of the Board. In the event any proposed Transfer to a Competitor is approved in accordance with the foregoing, (i) such approval shall also apply to Transfers made to such prospective transferee by any Tag Along Sellers and (ii) such Transfer must nevertheless comply with Section 9.1(a). Notwithstanding anything in this Agreement to the contrary, the restrictions in this Section 9.1(b) shall not apply to any Transfers (w) to the Company or any of its subsidiaries, (x) to any Investor Member, (y) to any Affiliated Entity of any Sponsor Member, Citigroup or B of A or (z) to a Permitted Transferee in connection with the death or incapacity of any Member who is a natural person.
     (c) Any purported Transfer in violation of this Agreement shall be null and void, and the Company shall not in any way give effect to any such impermissible Transfer.
     SECTION 9.2. Right of First Offer.
     (a) Prior to making any Transfer of Units, a Member shall comply with the provisions of this Section 9.2. If any Member (the “Offeror”) proposes to Transfer any or all of such Member’s Units in accordance with Section 9.1 (other than to a Permitted Transferee or any Transfer by a Tagging Member pursuant to Section 9.3, or any Transfer that comprises a Required Sale pursuant to Section 9.4), including any Transfer to another Member who is not a Permitted Transferee, then the Offeror shall furnish to each Investor Member who is not an Offeror and, if the Offeror is an Investor Member, who is not a member of the Offeror’s Investor Group (each, an “Offeree”), a written notice of such proposed Transfer (an “Offer Notice”).
     (b) The Offer Notice will include:
     (i) (A) the number of Units proposed by the Offeror to be Transferred (the “Subject Units”), (B) the per Unit purchase price which the Offeror is prepared to Transfer such Units (the “Offered Price”), (C) the proposed Transfer date, if known and (D) all other material terms and conditions, if any, proposed by Offeror; and
     (ii) an irrevocable offer to each Offeree to purchase (Offerees who so elect to purchase being “Purchasing Members”) any number of the Subject Units at the Offered Price and on the other material terms and conditions specified therein.
     (c) Each Purchasing Member who wishes to purchase Subject Units pursuant to the right of first offer provided by this Section 9.2 must, within ten business days following the date of delivery of the Offer Notice, deliver a notice (the “Purchase Notice”) to the Offeror indicating its irrevocable offer to purchase a specified number of the Subject Units (not to exceed the number of Subject Units) it is offering to purchase at the Offered Price and other material terms in the Offer Notice. Each Offeree who does not deliver a Purchase Notice in compliance with the above requirements, including the time period, shall be deemed to have waived all of such Offeree’s rights with respect to the offer contained in the Offer Notice.

     (d) If the aggregate number of Units offered to be purchased by Purchasing Members as set forth in their Purchase Notices does not equal or exceed the number of the Subject Units, the Offeror shall provide notice of such shortfall to the Purchasing Members. Each Purchasing Member shall provide notice to the Offeror within two business days of receipt of such notice from the Offeror if it wishes to purchase all or any portion of the Subject Units comprising such shortfall. In the event that, after such two additional business days, the aggregate number of Units offered to be purchased by the Purchasing Members still does not equal or exceed the number of Subject Units, the Offeror may, subject to the other provisions of this Article IX, not later than 90 days after the date of the Offer Notice, as such period may be extended to obtain any required regulatory approvals, Transfer the Subject Units, at a per Unit cash purchase price not less than the Offered Price, and if any other material terms and conditions are identified in the Offer Notice, on those terms and conditions (or those terms and conditions modified in a manner which are not more favorable to the transferee), without any further obligation to the Offerees pursuant to this Section 9.2 (but subject to compliance with Section 9.3). If, at the end of such 90-day period, as such period may be extended to obtain any required regulatory approvals (and subject to the preceding sentence), the Offeror has not completed the Transfer of the Subject Units as aforesaid or to the Purchasing Members, the Purchasing Members shall be released from their obligations under their irrevocable offer (unless such failure to complete the Transfer was due to the failure of such Purchasing Member to perform its obligations under this Section 9.2) and the restrictions on transfer contained herein shall again be in effect with respect to such Units.
     (e) If the aggregate number of Units offered to be purchased by Purchasing Members as set forth in their Purchase Notices equals or exceeds the number of the Subject Units, the Offeror shall sell to each Purchasing Member a number of Subject Units calculated as follows:
     (i) First there shall be allocated to each Purchasing Member a number of Subject Units equal to the lesser of (A) the number of Units such Purchasing Member has offered to purchase in its Purchase Notice and (B) the number of Units determined by multiplying (x) the number of Subject Units by (y) a fraction the numerator of which is the number of Units owned by such Purchasing Member and the denominator of which is the total Units owned by all Purchasing Members (the “Participation Share”); and
     (ii) Any remaining Subject Units shall be allocated to those Purchasing Members that offered to purchase in excess of their Participation Share, pro rata to such Purchasing Members based upon each such Purchasing Members’ relative Participation Shares or as such Purchasing Members may otherwise agree.
The Offeror shall notify all Purchasing Members of the results of such calculations by the fifteenth business day following delivery of the Offer Notice and concurrently therewith shall furnish a Tag Along Notice pursuant to Section 9.3(a) to any member of an Investor Group which does not contain a Purchasing Member or an Offeror. If no Member delivers a Tag Along Offer in accordance with Section 9.3(c), then the Purchasing Members and the Offeror shall arrange a mutually convenient time (not later than 60 days after the date of the Offer Notice, as such period may be extended to obtain any required regulatory approval) to consummate the purchase and sale of the Subject Units and, at that time, the Purchasing Members shall pay to the

Offeror the Offer Price for each of the Subject Units which are being purchased, paid by wiring same day funds upon the instructions of the Offeror against delivery to the Purchasing Members of the Subject Units, as applicable.
     (f) The receipt of consideration by any Offeror selling Units in payment for the transfer of such Units pursuant to this Section 9.2 shall be deemed a representation and warranty by such Offeror that: (i) such Offeror has full right, title and interest in and to such Units; (ii) such Offeror has all necessary power and authority and has taken all necessary actions to sell such Units as contemplated by this Section 9.2; and (iii) such Units are free and clear of any and all liens or encumbrances except pursuant to this Agreement.
     (g) The provisions of this Section 9.2 shall terminate upon the completion of an IPO.
     SECTION 9.3. Tag-Along Rights.
     (a) Subject to prior compliance with Section 9.2, if any Member (a “Selling Member”) proposes to Transfer any or all of such Member’s Units in accordance with Section 9.1 (other than to a Permitted Transferee or in a transaction subject to Section 9.4), including any Transfer pursuant to Section 9.2 or to the Company or to another Member who is not a Permitted Transferee (a “Proposed Sale”), then the Selling Member shall furnish to each Member who is not the Selling Member, a Proposed Transferee, a Purchasing Member or, if the Selling Member or Proposed Transferee is an Investor Member, who is not a member of such Selling Member’s or Proposed Transferee’s Investor Group (each, a “Non-Selling Member”), a written notice of such Proposed Sale (the “Tag Along Notice”).
     (b) The Tag Along Notice will include:
     (i) the material terms and conditions of the Proposed Sale, including (A) the number of Units proposed to be so Transferred, (B) the name and address of the Proposed Transferee (the “Proposed Transferee”), (C) the proposed amount and form of consideration, (D) the fraction, expressed as a percentage, determined by dividing the number of Units to be purchased from the Selling Member by the total number of Units held by the Selling Member and, if applicable, other members of the Selling Member’s Investor Group (the “Tag Along Sale Percentage”) and (E) the proposed Transfer date, if known; and
     (ii) an invitation to each Non-Selling Member to make an offer (Non-Selling Members who elect to make such an offer being “Tagging Members”, and, together with the Selling Member, the “Tag Along Sellers”) to include in the Proposed Sale to the applicable Proposed Transferee(s) Units held by such Tagging Members (not in any event to exceed the Tag Along Sale Percentage of the total number of Units held by such Tagging Member). The Selling Member will deliver or cause to be delivered to each Tagging Member copies of all transaction documents relating to the Proposed Sale as the same become available.

     (c) Each Tagging Member must exercise the tag-along rights provided by this Section 9.3 within ten business days following delivery of the Tag Along Notice by delivering a notice (the “Tag Along Offer”) to the Selling Member indicating its desire to exercise its rights and specifying the number of Units it desires to Transfer (not in any event to exceed the Tag Along Sale Percentage of the total number of Units held by such Tagging Member). Each Tagging Member who does not make a Tag Along Offer in compliance with the above requirements, including the time period, shall be deemed to have waived all of such Tagging Member’s rights with respect to such Proposed Sale, and the Tag Along Sellers shall thereafter be free to Transfer the Units to the Proposed Transferee, for the same form of consideration, at a per Unit price no greater than the per Unit price set forth in the Tag Along Notice and on other terms and conditions which are not materially more favorable to the Selling Members than those set forth in the Tag Along Notice. In order to be entitled to exercise its right to sell Units to the Proposed Transferee pursuant to this Section 9.3, each Tagging Member must agree to make to the Proposed Transferee the same representations, warranties, covenants (other than, (i) in the case of a Sponsor Member, Citigroup or B of A, non-compete and non-solicitation covenants that bind Affiliates of the Sponsor Members, Citigroup or B of A (other than the Company and its controlled Affiliates) that (A) in the case of the Bain Group, the KKR Group, Citigroup and B of A, are not engaged in the private equity business, and (B) in the case of the ML Group, are not expressly part of the Global Private Equity Division of Merrill Lynch & Co., Inc. of which Nathan Thorne currently is the President, and (ii) in the case of a Family Member, licenses, employment or consulting agreements and, with respect to Family Members not involved in the management of the Company, non-compete and non-solicitation covenants), indemnities and agreements as the Selling Member agrees to make in connection with the Proposed Sale and to take or cause to be taken all other actions as may be reasonably necessary to consummate the Proposed Sale; provided that (x) unless otherwise agreed, a Tagging Member shall not be required to make representations and warranties or covenants or provide indemnities as to any other Member (other than Permitted Transferees of such Tagging Member) and (y) any liability relating to representations and warranties (and related indemnities), covenants or other indemnification obligations regarding the business of the Company in connection with the Proposed Sale shall be shared by all Tagging Members and the Selling Member pro rata in proportion to the number of Units actually being Transferred by each of those Members and in any event shall not exceed the proceeds received by such Tagging Member in the Proposed Sale. Each Tagging Member will be responsible for its proportionate share of the costs of the Proposed Sale to the extent not paid or reimbursed by the Proposed Transferee.
     (d) The offer of each Tagging Member contained in such Tagging Member’s Tag Along Offer shall be irrevocable, and, to the extent such offer is accepted, such Tagging Member shall be bound and obligated to Transfer in the Proposed Sale on the same terms and conditions, with respect to each Unit Transferred, as the Selling Member, up to such number of Units as such Tagging Member shall have specified in its Tag Along Offer; provided , however , that if the material terms of the Proposed Sale change with the result that the per share price shall be less than the per share price set forth in the Tag Along Notice, the form of consideration shall be different or the other terms and conditions shall be materially less favorable to the Tag Along Sellers than those set forth in the Tag Along Notice, each Tagging Member shall be permitted to withdraw the offer contained in such holder’s Tag Along Offer by written notice to the Selling Member and upon such withdrawal shall be released from such holder’s obligations. If there are any Tagging Members, the Selling Member shall not Transfer any Units except at a per Unit price and on other terms and conditions as are no more favorable to the Selling Member and its Affiliates than to the Tagging Members and their Affiliates.
     (e) The Selling Member shall attempt to obtain the inclusion in the Proposed Sale of the entire number of Units which the Tag Along Sellers requested to have included in the Proposed Sale. However, to the extent the Selling Member is unable to do so, the Tag Along Sellers shall be entitled to sell in the Proposed Sale a number of Units calculated as follows:
     (i) First there shall be allocated to each Tag Along Seller a number of Units equal to the lesser of (A) the number of Units such Tag Along Seller has offered to sell in the Tag Along Offer (or specified in the Tag Along Notice in the case of the Selling Member) and (B) the number of Units determined by multiplying (x) the number of Units subject to the Proposed Sale by (y) a fraction the numerator of which is the number of Units owned by such Tag Along Seller and the denominator of which is the total Units owned by all Tag Along Sellers (including, for purposes of this clause (i) and clause (ii) persons participating in such sale as tag-along sellers pursuant to other agreements) (the “Pro Rata Share”); and
     (ii) Any remaining Units subject to the Offer shall be allocated to the Tag Along Sellers that offered to sell in excess of their Pro Rata Share, pro rata to such Tag Along Sellers based upon such Tag Along Sellers’ relative Pro Rata Shares, or as such Tag Along Sellers may otherwise agree.
The Selling Member shall notify all Tagging Members of the results of this calculation within thirteen business days following receipt by the last Tagging Member of the Tag Along Notice.
     (f) If any Tagging Member exercises its rights under this Section 9.3, the closing of the purchase of the Units with respect to which such rights have been exercised will take place concurrently with the closing of the sale of the Selling Member’s Units to the Proposed Transferee and the Selling Member shall provide the Tagging Member with at least two business days prior notice thereof. If the closing to the Proposed Transferee (whether or not a Tagging Member has exercised its rights under this Section 9.3) shall not have occurred by the date 90 days after the date of the Tag Along Notice, as such period may be extended to obtain any required regulatory approvals, or such earlier date pursuant to Section 9.2, and on terms and conditions not materially more favorable to the Selling Members than those set forth in the Tag Along Notice, the Tagging Sellers shall be released from their obligations under their irrevocable offer (unless such failure to complete the Transfer was due to the failure of such Tagging Member to perform its obligations under this Section 9.3) all the restrictions on transfer contained herein shall again be in effect with respect to such Units.
     (g) Notwithstanding anything to the contrary herein, no Member shall be permitted to be a Tagging Member in any Proposed Sale in respect of which such Member is a Purchasing Member pursuant to Section 9.2, and in such case such Member shall not be entitled to receive a Tag Along Notice.

     (h) The Selling Member shall, in its sole discretion, decide whether or not to pursue, consummate, postpone or abandon any Proposed Sale and the terms and conditions thereof. No holder of Units nor any Affiliate of any such holder shall have any liability to any other holder of Units or the Company arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any Proposed Sale except to the extent such holder shall have failed to comply with the provisions of this Section 9.2.
     (i) The provisions of this Section 9.3 shall terminate upon the completion of an IPO.
     SECTION 9.4. Drag-Along Rights.
     (a) Notwithstanding anything contained in this Article IX to the contrary, if at least two Sponsor Groups (or, if there is only one Sponsor Group remaining, such Sponsor Group) who own more than 50% of the Units then owned by all Members of all Sponsor Groups (all of the Members of each such Sponsor Group, the “Dragging Members”) propose to Transfer Units in a single transaction, including a merger (a “Sale Proposal”), that would constitute a Change of Control to a Person that is not an Affiliate of any such Member (each, a “Required Sale”), then the Dragging Members shall deliver a written notice (a “Required Sale Notice”) with respect to such Sale Proposal at least ten Business Days prior to the anticipated closing date of such Required Sale to all other Members, provided, however, that if the purchaser is an Affiliate of any Dragging Member, such transaction must be approved by those Investor Groups which are not Affiliates of the acquirer. All Units to be sold pursuant to this Section 9.4 shall be included in determining whether or not a proposed transaction constitutes a Change of Control.
     (b) The Required Sale Notice will include the material terms and conditions of the Required Sale, including (A) the number of Units proposed to be so Transferred, (B) the name and address of the proposed Transferee, (C) the proposed amount and form of consideration (and if such consideration consists in part or in whole of property other than cash, the Dragging Members will provide such information, to the extent reasonably available to the Dragging Members, relating to such non-cash consideration as the other Members may reasonably request in order to evaluate such non-cash consideration, provided, however, that the provision of such information (or lack thereof) shall not relieve any Member of its obligation to sell Units under this Section 9.4) and (D) the proposed Transfer date, if known. The Dragging Members will deliver or cause to be delivered to each other Member copies of all transaction documents relating to the Required Sale promptly as the same become available.
     (c) Each Member, upon receipt of a Required Sale Notice, shall be obligated to sell a number of its Units equal to the product of (i) the number of Units owned by such Member, multiplied by (ii) a fraction in which the numerator is the number of Units owned by the Dragging Members, in aggregate, that are being transferred in such Required Sale, and the denominator is the aggregate number of Units owned by the Dragging Members, and participate in the Required Sale contemplated by the Sale Proposal, to vote their Units in favor of the Required Sale at any meeting of Members called to vote on or approve the Required Sale and/or to consent in writing to the Required Sale, to use its reasonable efforts to cause any individuals designated by such Member to serve on the Board to vote in favor of the Required Sale at any meeting of the Board called to vote on or approve the Required Sale and/or to consent in writing to the Required Sale, to waive all dissenters’ or appraisal rights in connection with the Required Sale, to enter into agreements relating to the Required Sale, to agree (as to itself) to make to the proposed purchaser the same representations, warranties, covenants (other than non-compete and non-solicitation provisions and licenses, employment or consulting agreements), indemnities and agreements as the Dragging Members agree to make in connection with the Required Sale, and to take or cause to be taken all other actions as may be reasonably necessary to consummate the Required Sale; provided that (x) unless otherwise agreed, a Member be required to make representations and warranties or provide indemnities as to any other Member (other than Permitted Transferees of such Member) and (y) any liability relating to representations and warranties (and related indemnities) and other indemnification obligations regarding the business of the Company in connection with the Required Sale shall be shared by all Members pro rata based on their respective Units being sold in the Required Sale and in any event shall not exceed the proceeds received by such Member in the Required Sale.
     (d) The obligations of the Members pursuant to this Section 9.4 are subject to the satisfaction of the following conditions:
     (i) each of the Members shall receive the same proportion of the aggregate consideration from such Required Sale that such Member would have received if such aggregate consideration had been distributed by the Company to the Members in complete liquidation pursuant to Section 6.1(e); and
     (ii) any expenses incurred for the benefit of the Company or all Members, and any indemnities, holdbacks, escrows and similar items relating to the Required Sale, that are not paid or established by the Company (other than those that relate to representations or indemnities concerning a Member’s (or its Permitted Transferee’s) valid ownership of its or his Units free and clear of all liens, claims and encumbrances or a Member’s (or its Permitted Transferee’s) authority, power and legal right to enter into and consummate a purchase or merger agreement or ancillary documentation) shall be paid or established by the Members in accordance with their respective Sharing Percentages.
     (e) The Dragging Members shall, in their sole discretion, decide whether or not to pursue, consummate, postpone or abandon any Required Sale and the terms and conditions thereof. No holder of Units nor any Affiliate of any such holder shall have any liability to any other holder of Units or the Company arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any Required Sale except to the extent such holder shall have failed to comply with the provisions of this Section 9.4.
     (f) The provisions of this Section 9.4 shall terminate upon an IPO.
     SECTION 9.5. Coordination Committee.
     (a) Prior to an IPO, there shall be established a coordination committee (the “Committee”) consisting of one representative designated by each then-Investor Group (the

“Committee Members”). Except as permitted under Section 9.1(a) or for sales effected under a registration statement pursuant to the Registration Rights Agreement, no Member shall Transfer Units following an IPO without the consent of the Committee; provided that, subject to any underwriter lock-up, a Member shall be entitled to sell, without the consent of the Committee, its pro rata portion of Units or shares of HCA Common Stock, as the case may be, that the Members are entitled to sell pursuant to Rule 144 under the Securities Act (assuming that the Members are a group subject to a single volume limit under Rule 144); provided further, that such Member has provided notice to the Committee at least five Business Days prior to such sale. The Committee will keep the Members reasonably informed of the times when they are entitled to sell in a Rule 144 transaction and the amounts they are entitled to sell. To the extent that the Committee approves a sale, the Committee shall give Members the opportunity to sell pro rata in such sale.
     (b) Each Investor Group shall be permitted to remove and replace the Committee Member designated by it from time to time. Subject to the notice requirements of the following sentence, the presence, in person or by telephone, of Committee Members representing a majority of the votes entitled to be cast by all Committee Members shall constitute a quorum for action, and, except as otherwise expressly provided in this Agreement, the Committee shall act by affirmative vote of Committee Members representing a three-fourths of the votes entitled to be cast by all Committee Members (or two-thirds in the event that there are fewer than four Investor Groups at such time). Meetings of the Committee may be called by any two Committee Members on at least two business days notice to each Committee Member, either personally, by telephone, by mail, by telecopier, by electronic mail or by any other means of communication reasonably calculated to give notice. The Committee shall meet and make a determination regarding a requested Transfer of Units reasonably promptly upon receipt of a bona fide written request from a Member or Members requesting Committee approval to Transfer Units. For so long as a Family Member holds any Units or shares of HCA Common Stock, it shall be bound by whatever underwriter lock-up that Frisco Inc. and Frisco Partners agree to, unless otherwise expressly provided by the terms of that lock-up.
     SECTION 9.6. Other Transfer Restrictions.
     (a) In addition to any other restrictions on Transfer herein contained, in no event may any Transfer of any Units or Interest by any Member be made:
     (i) to any Person who lacks the legal right, power or capacity to own an Interest or Units;
     (ii) if such Transfer would cause the assets of the Company to become “plan assets” of any benefit plan investor within the meaning of DOL Regulation Section 2510.3-101 or to be regulated under ERISA;
     (iii) for as long as the Company is a partnership for U.S. federal income tax purposes, if such Transfer would, in the opinion of counsel to the Company, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to the Plan Asset Regulations;

     (iv) if such Transfer requires the registration of such Units pursuant to any applicable federal or state securities laws, other than in connection with a Transfer pursuant to the Registration Rights Agreement;
     (v) for so long as the Company is a partnership for federal income tax purposes, unless such transfer will not result in the Company being treated as a “publicly traded partnership,” as such term is defined in Sections 469(k)(2) or 7704(b) of the Code and the regulations promulgated thereunder as determined by the Board;
     (vi) unless the transferee makes the representations and warranties set forth in Section 14.1;
     (vii) if such Transfer subjects the Company to be regulated under the Investment Company Act or the Investment Advisors Act of 1940; or
     (viii) if in the reasonable determination of the Board, such Transfer would require the prior consent of any federal or state regulatory agency and such prior consent has not been obtained.
     (b) Unless admitted as a Substituted Member, no transferee, whether by a voluntary transfer, by operation of law or otherwise, shall have rights hereunder.
     (c) Except as otherwise provided in Section 9.4, the Members effecting any Transfer permitted hereunder shall pay all reasonable costs and expenses, including attorneys’ fees and disbursements, incurred by the Company in connection with the Transfer.
     (d) No Transfer may be made or recorded in the books and records of the Company unless the transferee shall deliver to the Company notice of such Transfer, including a fully executed copy of all documentation and agreements relating to the Transfer and any agreements or other documents required by Section 9.6, including the written agreement (as required pursuant to Section 9.7) of the transferee to be bound by the terms of this Agreement and to assume all obligations of the transferring Member under this Agreement in respect of the Units that are the subject of the Transfer.
     (e) No Member may withdraw from this Agreement except (i) as a result of a permitted Transfer of all of such Member’s Units in accordance with this Article IX and the transferee(s) of such Units being admitted to the Company as a Substituted Member or (ii) following an IPO, if such Member, together with its Permitted Transferees and, in the event that it is a member of an Investor Group, the other members of the Investor Group, owns less than 1% of the outstanding Units (in which case such Member may elect at any time thereafter to withdraw from this Agreement). In the event of a withdrawal pursuant to clause (ii) above, the withdrawing Member shall be entitled to receive the shares of HCA Common Stock beneficially owned by such Member and held by the Company, in a manner determined by the Board. Following withdrawal, a Member shall have no rights or obligations under the Registration Rights Agreement or this Agreement (other than Sections 8.4 and 15.3).

     (f) Any Member who shall Transfer all of such Member’s Units in a Transfer permitted pursuant to this Article IX shall cease to be a Member.
     (g) If any Units are Transferred or redeemed during any quarterly segment of the Company’s Fiscal Year in compliance with the provisions of this Article IX, on any day other than the first day of a Fiscal Year of the Company, then Net Income, Net Losses, each item thereof and all other items attributable to such interest for such Company Fiscal Year shall be divided and allocated between the transferor Member and the transferee Member using any method permitted under Section 706 of the Code or determined by the Board. All distributions with respect to which the record date is before the date of such Transfer or redemption shall be made to the transferor Member, and all distributions with respect to which the record date is after the date of such Transfer, in the case of a Transfer other than a redemption, shall be made to the transferee Member.
     SECTION 9.7. Substituted Members.
     (a) In addition to the limitations on a Member assigning its rights to designate Managers contained in Section 7.1(d), no Member shall have the right to substitute a transferee as a Member in its place with respect to any Units so Transferred unless (i) such Transfer is made in compliance with the terms of this Agreement and (ii) the transferee executes and delivers to the Company a signature page counterpart to this Agreement and an acceptance of all of the terms and conditions of this Agreement (including such other documents or instruments as may be required to effect the admission in the Company’s reasonable judgment).
     (b) A transferee who has been admitted as a Substituted Member in accordance with this Section 9.7 shall have all the rights and powers and be subject to all the restrictions and liabilities of a Member under this Agreement holding Units; provided, that unless such Substituted Member is a Permitted Transferee of an Investor Member, such Substituted Member shall not have any rights of an Investor Member except to the extent rights under Section 7.1 are assigned to such Substituted Member as permitted by such section.
     (c) Admission of a Substituted Member shall become effective on the date such Person’s name is recorded on the books and records of the Company. Upon the admission of a Substituted Member, (i) the Company shall amend Schedule A to reflect the name and address of, and number and class of Units held by, such Substituted Member and to eliminate or adjust, if necessary, the name, address and interest of the predecessor of such Substituted Member (such revisions to be presented to the Board no later than at the next regular meeting of the Board) and (ii) to the extent of the Transfer to such Substituted Member, the transferor Member shall be relieved of its obligations under this Agreement.
     (d) The provisions of this Section 9.7 shall not apply in connection with a Transfer pursuant to the Registration Rights Agreement or Rule 144 promulgated under the Securities Act.

     SECTION 9.8. Preemptive Rights.
     (a) Prior to an IPO, if the Company proposes to issue additional equity securities (including securities exercisable for or convertible into equity securities) of the Company or any subsidiary of the Company proposes to issue additional equity securities, the Company shall deliver to each Member (each, a “Participating Member”, or, collectively, the “Participating Members”) a written notice of such proposed issuance at least thirty (30) days prior to the date of the proposed issuance (the period from the effectiveness pursuant to Section 15.1(c) of such notice until the date of such proposed issuance, the “Subscription Period”). Such notice shall include (i) the amount, kind and terms of the equity securities to be included in the issuance, (ii) the maximum and minimum price per unit of the equity securities to be included in the issuance, (iii) the name and address of the proposed purchaser and (iv) the proposed issuance date, if known.
     (b) Each Participating Member shall have the option, exercisable at any time during the first twenty (20) days of the Subscription Period by delivering written notice to the Company and on the same terms as those of the proposed issuance of such additional equity securities (including securities exercisable for or convertible into equity securities), to irrevocably subscribe for not more than its Sharing Percentage (in the case of an issuance by a subsidiary, adjusted to take account of the ownership interests of stockholders of such subsidiary, including those who may also have preemptive rights) of any such additional equity securities (including securities exercisable for or convertible into equity securities) on the same terms and conditions as are to be issued to the proposed purchaser in the issuance in question. Each Participating Member who does not exercise such option in accordance with the above requirements shall be deemed to have waived all of such Participating Member’s rights with respect to such issuance. In the event that any Participating Member does not elect to purchase its aggregate Sharing Percentage of the additional equity securities (including securities exercisable for or convertible into equity securities), the Company shall deliver to each Participating Member (other than declining Participating Members) a written notice thereof not later than the twenty-fifth day of the Subscription Period, including the number of equity securities which were subject to the purchase right of such declining Participating Member(s), and each other Participating Member may subscribe for not more than its Sharing Percentage (calculated using a denominator equal to the number of Units owned by the non-declining Members and adjusted for other equity holders with similar pre-emptive rights) of such declined equity securities before the expiration of the Subscription Period.
     (c) In the case of issuances of equity securities by HCA, a Participating Member may elect to subscribe for such securities by making a payment to the Company which the Company shall apply to the purchase of, and hold (but not in the Capital Account of such Member and not as an asset of the Company), such securities on behalf of such Member.
     (d) If, prior to consummation, the terms of the proposed issuance shall change with the result that the price shall be less than the minimum price set forth in the notice contemplated by clause (a) above or the other principal terms shall be substantially more favorable to the prospective buyer than those set forth in such notice, it shall be necessary for a separate notice to be furnished, and the terms and provisions of this Section 9.8 separately complied with.

     (e) If at the end of the 90th day after the date of the effectiveness of the notice contemplated by clause (a) above as such period may be extended to obtain any required regulatory approvals, the Company or its subsidiary, as applicable, has not completed the issuance, each Participating Member shall be released from such Participating Member’s obligations under the written commitment, the notice shall be null and void, and it shall be necessary for a separate notice to be furnished, and the terms and provisions of this Section 9.8 separately complied with, in order to consummate such issuance;
     (f) In the event that the participation in the issuance by a Participation Member as a purchaser would require under applicable law (i) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities where such registration or qualification is not otherwise required for the issuance or (ii) the provision to any participant in the issuance of any specified information regarding the Company or any of its subsidiaries or the securities to be issued that is not otherwise required to be provided for the issuance, such Participation Member shall not have the right to participate in the issuance.
     (g) Each Participating Buyer shall take or cause to be taken all such reasonable actions as may be necessary or reasonably desirable in order expeditiously to consummate each issuance pursuant to this Section 9.8.
     (h) Notwithstanding the requirements of this Section 9.8, the Company or its subsidiary, as applicable, may proceed with any issuance prior to having complied with the provisions of this Section 9.8 so long as such entity has used reasonable best efforts to give the Members the opportunity to invest in the issuance; provided that the Company or its subsidiary, as applicable, shall:
     (i) provide to each Member in connection with such issuance (A) with prompt notice of such issuance and (B) the notice described in clause (a) above in which the actual price per unit of the equity securities shall be set forth;
     (ii) offer to issue to such holder of Units such number of securities of the type issued in the issuance as may be requested by such holder of Units (not to exceed the Sharing Percentage that such holder of Units would have been entitled to pursuant to Section 9.8 multiplied by the sum of (a) the number of equity securities included in the issuance and (b) the maximum aggregate number of shares issuable pursuant to this clause (g) with respect to such issuance) on the same economic terms and conditions with respect to such securities as the subscribers in the issuance received; and
     (iii) keep such offer open for a period of thirty business days, during which period, each such holder may accept such offer by sending a written acceptance to the Company or its subsidiary, as applicable, committing to purchase an amount of such securities (not in any event to exceed the Sharing Percentage that such holder would have been entitled to pursuant to this Section 9.8 otherwise, multiplied by the sum of (a) the number of equity securities included in such issuance and (b) the aggregate number of shares issued pursuant to this clause (h) with respect to such issuance).

     (i) The provisions of this Section 9.8 shall not apply to issuances by the Company or any subsidiary of the Company as follows:
     (i) any issuance to the Company or any wholly owned subsidiary of the Company;
     (ii) any issuance of securities upon the exercise or conversion of any stock, options, warrants or convertible securities outstanding on the date hereof or issued after the date hereof in a transaction that complied with the provisions of this Section 9.8;
     (iii) any issuance of shares of equity securities, options, warrants or convertible to officers, employees, directors or consultants (other than a Member or an Affiliate thereof) of the Company or its subsidiaries in connection with such Person’s employment or consulting arrangements with the Company or its subsidiaries, in each case to the extent approved by the Board or pursuant to an employment benefit plan or arrangement approved by the Board;
     (iv) any issuance of equity securities, options, warrants or convertible securities, in each case to the extent approved by the Board, (A) in any business combination or acquisition transaction involving the Company or any of its subsidiaries, including a Change of Control, (B) in connection with any joint venture or strategic partnership entered into primarily for purposes other than raising capital (as determined by the Board in its sole discretion) or (C) to financial institutions, commercial lenders, broker/finders or any similar party, or their respective designees, in connection with the incurrence or guarantee of indebtedness by the Company or any of its subsidiaries;
     (v) any issuance of equity securities pursuant to a public offering;
     (vi) any issuance of Units in connection with a Delayed Equity Amount Shortfall;
     (vii) the issuance of Units to the Members and shares of HCA stock to its various stockholders in connection with the closing of the Company’s acquisition of HCA; or
     (viii) any issuance of securities in connection with any stock split, stock dividend paid on a proportionate basis to all holders of the affected class of equity interest or recapitalization approved by the Board.
     SECTION 9.9. VCOC Distributions.
     (a) In the event that the Company ceases to qualify as an “operating company” (as defined in 29 C.F.R. § 2510.3-101(c)) (a “VCOC Event”), then the Company and each Member will cooperate in good faith to take all reasonable action necessary to provide that the investment (or at least 51% of the investment valued at cost) of each VCOC Member shall continue to qualify as a “venture capital investment” (as defined in 29 C.F.R. § 2510.3-101(d)) (a “VC Investment”).

     (b) Upon the occurrence of a VCOC Event, the Company shall distribute to each VCOC Member (including, only for purposes of this clause (b) and clause (c) below, any Member that is intended to qualify as a “venture capital operating company” as defined in the Plan Asset Regulations), a number of shares of HCA Common Stock held by the Company sufficient to cause such VCOC Member’s investment in the Company to qualify as a VC Investment (a “VC Distribution”), pursuant to a redemption for a proportional number of Units (based on the then-current ratio of shares of HCA Common Stock to Units and taking into account any other assets and any liabilities of the Company).
     (c) Following a VC Distribution, the VCOC Member shall continue to be a party to, and subject to the terms of, this Agreement as a Sponsor Member or a Member, as the case may be, and the shares of HCA Common Stock distributed in any VC Distribution shall remain subject to the other applicable provisions of this Article IX, as if such shares of HCA Common Stock were a corresponding number of Units (based on the then-current ratio of shares of HCA Common Stock to Units) and any such shares shall be deemed to be a corresponding number of Units held by such Sponsor Group, if applicable, for the purpose of determining the rights of such Sponsor Group to designate Managers.
     SECTION 9.10. HCA Common Stock. For purposes of this Article IX, references to “Units” shall also be deemed to refer to shares of HCA Common Stock owned beneficially by a Member (based on such Member’s Sharing Percentage) (and, in the case of the Family Group, shall be deemed to refer to shares of HCA Common Stock owned directly by the Non-Profit Participants). If a Member acquires beneficial ownership of securities issued by HCA, such Person shall enter into an amendment to this Agreement, and such other agreements as reasonably requested by the Requisite Managers to effect the rights and obligations of such Member hereunder with respect to such securities. A Member or Non-Profit Participant shall be entitled to cause the Company to Transfer, at the Member’s or Non-Profit Participant’s cost, shares of HCA Common Stock at such time as such Member or Non-Profit Participant would otherwise be entitled to Transfer Units under this Agreement, and the Company shall make such Transfer and shall comply with the provisions of this Article IX as if such shares were Units, with such changes as necessary to effect the intent of such provisions, including requiring any transferee to enter into such agreements as the Requisite Managers deem appropriate in order to replicate the rights and obligations that such transferee would have had and been subject to had such transferee been a Member. For purposes of calculating the Tag-Along Sale Percentage, the Pro Rata Share or the Units subject to sale as provided in Section 9.4(c), the “number of Units” shall be calculated on an HCA Common Stock-equivalent basis, so that the number of Units shall be determined according to the corresponding aggregate number (without duplication) of shares of HCA Common Stock that are held directly or indirectly.
ARTICLE X
RECORDS AND REPORTS; FISCAL AFFAIRS
     SECTION 10.1. Records and Accounting.
     (a) Appropriate records and books of account of the business of the Company, including a list of the names, addresses, Units and Capital Contributions of all Members, shall be maintained at the Company’s principal place of business. In any event, the Board shall have the right in its discretion to keep confidential from the Members, for such period of time as the Board deems appropriate, any information which the Board reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Board in good faith believes is not in the best interest of the Company or its business or that the Company is required by law or agreement with a third party to keep confidential.
     (b) The books and records of the Company shall be kept in accordance with generally accepted accounting principles as in effect from time to time in the United States. The accrual basis of accounting shall be followed by the Company for federal income tax purposes.
ARTICLE XI
TAX MATTERS
     SECTION 11.1. Preparation of Tax Returns. The Tax Matters Member shall arrange for the preparation and timely filing of all returns of the Company’s income, gains, deductions, losses and other items required of the Company for federal, state and local income tax purposes. The Company shall use reasonable best efforts to supply each Member with the Company information necessary, by February 28th of each year, to enable such Member to prepare in a timely manner its federal, state and local income tax returns and such other financial or other statements and reports.
     SECTION 11.2. Tax Matters Member.
     (a) The KKR 2006 Fund L.P. (or its designee that is a Member) shall be the “tax matters partner” of the Company for United States federal income tax purposes (the “Tax Matters Member”). Pursuant to Section 6223(c) of the Code, upon receipt of notice from the Internal Revenue Service (the “IRS”) of the beginning of an administrative proceeding with respect to the Company, the Tax Matters Member shall furnish the IRS with the name, address and profit interest of each of the Members provided , however , that such information is provided to the Tax Matters Member by the Members.
     (b) The Tax Matters Member shall, if and only if it receives the prior consent of the Board in accordance with Article VII, be permitted to:
     (i) enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of the Company items required to be taken into account by a Member for income tax purposes (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as “judicial review”);
     (ii) in the event that a notice of a final administrative adjustment at the Company level of any item required to be taken into account by a Member for tax purposes (a “final adjustment”) is mailed to the Tax Matters Member, seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court or the United States Claims Court, or the filing of a complaint for refund with the District Court of the United States for the district in which the Company’s principal place of business is located;
     (iii) file a request for an administrative adjustment with the IRS at any time and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;
     (iv) enter into an agreement with the IRS to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Member for tax purposes, or an item affected by such item;
     (v) take any other action on behalf of the Members in connection with any tax audit or judicial review proceeding; and
     (vi) the Tax Matters Member shall at the request of any Member cause the Company to elect, pursuant to Section 754 of the Code, to adjust the basis of the Company’s property.
     For the avoidance of doubt, the provisions relating to indemnification of a Member set forth in Article VIII of this Agreement shall be fully applicable to the Tax Matters Member in its capacity as such. The Tax Matters Member shall receive no compensation for its services. All third party costs and expenses incurred by the Tax Matters Member in performing its duties as such (including legal and accounting fees and any out-of-pocket expenses) shall be borne by the Company. Nothing herein shall be construed to restrict the Company from engaging an accounting firm or other experts or consultants to assist the Tax Matters Member in discharging its duties hereunder, so long as the compensation paid by the Company for such services is reasonable. Notwithstanding anything to the contrary, the Tax Matters Member shall reasonably consult with the Members and their representatives (including their accountants) with respect to all tax matters. The Tax Matters Member shall keep the Members fully advised of the progress of any audit or other tax proceeding and shall, within five business days of receipt, supply the Members with copies of any written communications and notice of any oral communications received from the Internal Revenue Service, or other taxing authority, and shall, at least five business days prior to submitting any materials to the Internal Revenue Service, or other taxing authority, provide such materials to the Members for their approval, which approval shall not be unreasonably withheld. The Tax Matters Member shall also give Notice to the Members of its intention to meet with any representative of the Internal Revenue Service at least 10 days prior to such meeting (or promptly upon arranging such meeting if such meeting is arranged fewer than 10 days prior to such meeting), and shall provide the Members or their agents, legal counsel, employees or accountants with an opportunity to participate in such meeting (and shall inform any Members who do not participate in the meeting of the results of the meeting within five business days after such meeting). Nothing in this Section 11.2 shall be construed to restrict or otherwise limit the other Members’ rights to participate in any administrative or judicial proceeding in connection with any tax matters relating to the Company.

     SECTION 11.3. Organizational Expenses. The Company shall elect to deduct expenses, if any, incurred by it in organizing the Company ratably over a 180-month period as provided in Section 709 of the Code and the regulations promulgated thereunder.
     SECTION 11.4. Withholding. Each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of federal, state, local, or foreign taxes that the Board determines (provided, however, that the Board may delegate such determination to the Tax Matters Member) that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement, including any taxes required to be withheld or paid by the Company pursuant to Sections 1441, 1442, 1445 or 1446 of the Code. Any amount paid on behalf of or with respect to a Member shall constitute a loan by the Company to such Member, which loan shall be repaid by such Member within 15 days after notice from the Company that such payment must be made unless (i) the Company withholds such payment from a distribution which would otherwise be made to the Member or (ii) the Board determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Company which would, but for such payment, be distributed to the Member. Any amounts withheld pursuant to the foregoing clauses (i) or (ii) shall be treated as having been distributed to such Member. Any amounts payable by a Member hereunder shall bear interest at the base rate on corporate loans at large United States money center commercial banks, as published from time to time in the Wall Street Journal, plus two percentage points (but not higher than the maximum lawful rate) from the date such amount is due (i.e., 15 days after demand) until such amount is paid in full.
     SECTION 11.5. Classification. The Company will file information returns and any other applicable tax returns in a manner consistent with treatment of the Company as a partnership for United States federal income tax purposes and will not elect to be treated as a corporation for United States federal income tax purposes.
     SECTION 11.6. Partnership Status. Notwithstanding anything contained in this Agreement to the contrary, the Company will undertake all necessary steps to preserve the limited liability of all Members and the Company’s status as a partnership for U.S. federal tax purposes and will not undertake any activity or make any investment or fail to take any action that will cause the Company to earn or to be allocated income other than qualifying income as defined in Section 7704(d) of the Code.
     SECTION 11.7. Listed and Reportable Transactions. The Company will not enter into any transaction that is, at the time such transaction is entered into, a “listed transaction” within the meaning of the Regulations promulgated under section 6011 of the Code without the consent of all Members. If the Company participates in a reportable transaction described in the Regulations promulgated under Section 6011 of the Code, the Company will provide the Members with information sufficient for them to comply with any resulting U.S. tax reporting obligations.
     SECTION 11.8. FIN 48 Reporting. The Company shall report to the Members all uncertain tax positions, within the meaning of FASB Interpretation No. 48 (“FIN 48”), taken by the Company, and shall provide the Members with all information that any Member may require in order to timely comply with the financial reporting requirements of FIN 48.

ARTICLE XII
DISSOLUTION, LIQUIDATION AND TERMINATION
     SECTION 12.1 Dissolution. The Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events:
     (a) subject to Section 13.3(a)(iii), an election by the Board; or
     (b) any other event that would cause the dissolution of a limited liability company under the Act, unless the Company is continued to the extent permitted by, and in accordance with, the Act.
Dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company will not terminate until the assets of the Company have been liquidated and the assets distributed as provided in Section 12.3(b) and the Certificate has been canceled.
     SECTION 12.2. Death, Legal Incapacity, etc. The death, bankruptcy, dissolution, insanity, incompetency or other legal incapacity, or the retirement, resignation or expulsion from the Company of a Member (by transfer of Units or otherwise) or the occurrence of any other event that causes a Member to cease to be a member of the Company, shall not cause the dissolution or termination of the Company, and the Company, notwithstanding such event, shall continue without dissolution upon the terms and conditions provided in this Agreement, and each Member, including each Substituted Member, by executing this Agreement, agrees to such continuation of the Company without dissolution.
SECTION 12.3. Liquidation of the Company’s Assets Upon Dissolution.
     (a) On dissolution, the Company shall be liquidated and wound up in an orderly manner in accordance with the provisions of this Section 12.3. The Board may wind up the affairs of the Company or may appoint one or more liquidating trustees (who may be Member(s)) to wind up the affairs of the Company. Subject to Section 13.3, the Board is authorized to sell, exchange or otherwise dispose of the assets of the Company, or to distribute the Company’s assets in kind, as the Board shall determine to be in the best interests of the Members. The Board shall use commercially reasonable efforts to complete the liquidation of the Company within two years after the dissolution of the Company; provided that such period may be extended for up to two additional one-year periods by the Board. The reasonable out-of-pocket expenses incurred by the Board in connection with winding up the Company (including legal and accounting fees and expenses), all other liabilities or losses of the Company or the Board incurred in accordance with the terms of this Agreement and reasonable compensation for the services of the liquidating trustee shall be borne by the Company. Except as otherwise required by law or for Disabling Conduct, Managers shall not be liable to any Member or the Company for any loss attributable to any act or omission taken in good faith in connection with the winding up of the Company and the distribution of the Company’s assets. The Board or the liquidating trustee, as applicable, may consult with counsel and accountants with respect to winding up the Company and distributing its assets and shall be justified in acting or omitting to act, in accordance with the advice or opinion of such counsel or accountants; provided that the Board or the liquidating trustee, as applicable, shall have used reasonable care in selecting such counsel or accountants.
     (b) Upon dissolution of the Company, the expenses of liquidation (including compensation for the services of the liquidating trustee and legal and accounting fees and expenses) and the Company’s liabilities and obligations to creditors (including obligations to Members, if any, other than liabilities for distributions) shall first be paid, or reasonable provisions shall be made for payment thereof, from cash on hand or from the liquidation of the Company properties. The Board also is authorized to hold any funds required to be held in escrow pursuant to the provisions of any agreement for the sale of investments that require such an escrow. If any of the Company’s liability is contingent, conditional or unmatured in amount, a reserve equal to the maximum amount to which the Company could reasonably be held liable shall be established. Upon payment or other discharge of such liability, the amount remaining in such reserve not needed, if any, will be distributed in accordance with the following sentence. After payment or provision for payment of all expenses of liquidation and liabilities and obligations of the Company, the remaining assets of the Company (whether cash or securities) shall be distributed to the Members in accordance with Section 6.1.
     (c) When the Board has complied with the foregoing liquidation plan, the Board, on behalf of all Members, shall execute, acknowledge and cause to be filed a Certificate of Cancellation.
     SECTION 12.4. Termination. The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed in the manner provided for in this Article XII and the filing of a Certificate of Cancellation.
     SECTION 12.5. Claims of the Members. The Members and former Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for the payment of all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Company, any other Member or Manager or the Board.
ARTICLE XIII
CONSENTS, VOTING AND MEETINGS OF MEMBERS
     SECTION 13.1. Meetings. Any matter requiring the consent of any of the Members pursuant to this Agreement may be considered at a meeting of the Members attended by at least the Requisite Members, or the Members may take such action without a meeting, without prior notice and without a vote, if a consent or consents in writing (including by email), setting forth the action so taken, shall be signed by the Requisite Members. Meetings of Members may be called, and notices of meetings may be given, at any time and for any reason by the Board, in its discretion. Notice of meetings of Members shall be given not less than five

(5) nor more than sixty (60) days prior to the meeting. Notice may be waived by the Members. Any such notice shall state briefly the purpose, time and place of the meeting. All such meetings shall be held in the United States, within or outside the State of Delaware, at such reasonable place as the Board shall designate and during normal business hours. Members may participate in a meeting of the Members by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear and speak to each other, and such participation in a meeting shall constitute presence in person at the meeting.
     SECTION 13.2. Record Dates. The Board may set in advance a date for determining the Members entitled to notice of and to vote at any meeting. All record dates shall not be more than sixty (60) days prior to the date of the meeting to which such record date relates.
     SECTION 13.3. Consent Rights.
     (a) Notwithstanding anything in this Agreement to the contrary and subject to Section 13.3(b), the following actions by the Company shall require the approval of Requisite Members in addition to Board approval:
     (i) amending, altering or repealing, whether by merger, consolidation, combination, reclassification or otherwise, the Certificate or organizational documents for HCA;
     (ii) the Company or HCA entering into any merger, consolidation, recapitalization, liquidation, or sale of such entity or all or substantially all of the assets of the Company or HCA or consummation of a similar transaction involving the Company or HCA (other than a transaction in accordance with Section 9.4 or a merger, consolidation or similar transaction between or among the Company and one or more direct or indirect wholly-owned subsidiaries of the Company which transaction would not adversely impact the rights of any holder of Units) or entering into any agreement providing therefor;
     (iii) voluntarily initiating any liquidation, dissolution or winding up of the Company or HCA or permitting the commencement of a proceeding for bankruptcy, insolvency, receivership or similar action with respect to the Company or any of its subsidiaries;
     (iv) HCA or its subsidiaries commencing or entering into, or agreeing or otherwise committing to enter into, any business or operations other than those businesses and operations of the same or similar nature to those which are being conducted by HCA or its subsidiaries as of the date of this Agreement;
     (v) changing the corporate or organizational structure of the Company or any of its subsidiaries, except in connection with an IPO.
     (b) Except as expressly provided herein, the Company shall not enter into, and each Member shall use its reasonable best efforts to cause its nominees to the Board of Directors of HCA not to approve HCA or its subsidiaries’ entering into, any transaction with any Investor Group or any Affiliate thereof (other than HCA and its subsidiaries) or any of their respective officers, directors or employees, without the prior written consent of each other Investor Group; provided , that (A) such restrictions shall not apply to (i) any banking, investment banking, financial advisory and other financial products and services provided to the Company and its subsidiaries by Merrill Lynch & Co., Inc. and its Affiliates on an arms’ length basis and (ii) arms’ length transactions with or for the benefit of portfolio companies or other Affiliates of any of the Sponsor Groups; and (B) Capstone Consulting LLC (and its Affiliates and successors) shall be deemed to be an Affiliate of the KKR Group for purposes of this Section 13.3(b), irrespective of whether it satisfies the definition of an “Affiliate”.
     (c) The Company and the Members will not (i) impose additional limitations on each Member’s contractual rights to Transfer Units as in effect on the date of this Agreement, (ii) limit or impair a Member’s rights under Section 9.3 or Section 9.6(e) or (iii) limit an Investor Group’s Manager designation rights without the consent of the affected Member or Investor Group.
     SECTION 13.4. Voting and Other Rights. Except as otherwise expressly provided in this Agreement, the Units shall have no voting rights or rights of approval, veto or consent or similar rights over any actions of the Company.
ARTICLE XIV
REPRESENTATIONS AND WARRANTIES OF EACH MEMBER
     SECTION 14.1. Representations and Warranties of each Member. Each Member hereby represents and warrants to, and agrees with, the Company and the other Members that the following statements are true:
     (a) Such Member is fully aware that the offering and sale of Units in the Company have not been and will not be registered under the Securities Act and are being made in reliance upon federal and state exemptions for transactions not involving a public offering. In furtherance thereof, except as set forth on the signature page to such Member’s Subscription Agreement, such Member represents and warrants that it is an “accredited investor” (as defined in Regulation D under the Securities Act).
     (b) Such Member’s Units in the Company are being acquired for its own account solely for investment and not with a view to resale or distribution thereof.
     (c) (i) Such Member’s financial condition is such that such Member can afford to bear the economic risk of holding its Units for an indefinite period of time, (ii) such Member can afford to suffer a complete loss of such Member’s investment in its Units, (iii) such Member understands and has taken cognizance of all risk factors related to the purchase of its Units and (iv) such Member’s knowledge and experience in financial and business matters are such that such Member is capable of evaluating the merits and risks of purchasing its Units.

     (d) Such Member has been given the opportunity to (i) ask questions of, and receive answers from, the Company concerning the terms and conditions of the offering of Units and other matters pertaining to an investment in the Company and (ii) obtain any additional information which the Company can acquire without unreasonable effort or expense that is necessary to evaluate the merits and risks of an investment in the Company. In considering its investment in the Company, such Member has not relied upon any representations made by, or other information (whether oral or written) furnished by or on behalf of, the Company or any Manager, officer, employee, agent or Affiliate of such Persons, other than as set forth in this Agreement. Such Member has carefully considered and has, to the extent it believes such discussion necessary, discussed with legal, tax, accounting and financial advisers the suitability of an investment in the Company in light of its particular tax and financial situation, and has determined that an investment in the Company is a suitable investment for it.
     (e) Such Member is not an ERISA Member (including an Individual Retirement Account) or, if it has disclosed to the Company in writing that it is an ERISA Member, then (i) it has been informed of and understands the investment objectives and policies of, and the investment strategies that may be pursued by, the Company; (ii) it is aware of the provisions of Section 404 of ERISA relating to fiduciary duties, including the requirement for diversifying the investments of an employee benefit plan subject to ERISA; (iii) it has given appropriate consideration to the facts and circumstances relevant to the investment by such ERISA Member in the Company and has determined that such investment is reasonably designed, as part of such ERISA Member’s portfolio of investments, to further the purposes of the relevant plan(s); (iv) its investment in the Company is consistent with the requirements of Section 404 of ERISA; (v) it understands that current income will not be a primary objective of the Company; (vi) its investment in the Company is not a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code; (vii) its investment in the Company is permissible under the documents governing the investment of its plan assets and under ERISA and the Code; and (viii) it is not relying and has not relied on the Company, any Manager, any Member or any of their Affiliates for any evaluation or other investment advice in respect of the advisability of an investment in the Company in light of the plan’s assets, cash needs, investment policies or strategy, overall portfolio composition or plan for diversification of assets.
     (f) Such Member, if it is not an individual, is duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation and the execution, delivery and performance by it of this Agreement is within its powers, has been duly authorized by all necessary corporate or other action on its behalf, requires no action by or in respect of, or filing with, any governmental body, agency or official, and does not and will not contravene, or constitute a default under, any provision of applicable law or regulation or of its certificate of incorporation or other comparable organizational documents or any agreement, judgment, injunction, order, decree or other instrument to which such Member is a party or by which such Member or any of its properties is bound. This Agreement constitutes a valid and binding agreement of such Member, enforceable against such Member in accordance with its terms.

     (g) If such Member is an individual, the execution, delivery and performance by such Member of this Agreement is within such Member’s legal right, power and capacity, requires no action by or in respect of, or filing with, any governmental body, agency, or official, and does not and will not contravene, or constitute a default under, any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree or other instrument to which such Member is a party or by which such Member or any of his or her properties is bound. This Agreement constitutes a valid and binding agreement of such Member, enforceable against such Member in accordance with its terms.
     (h) If such Member is a partnership, grantor trust or S corporation for federal income tax purposes (a “flow-through entity”), and substantially all of the interest of any beneficial owner of such flow-through entity will be attributable to the Member’s Units within the meaning of Regulations Section 1.7704-1(h)(3)(i), then the use of the tiered ownership arrangement does not have as a principal purpose the satisfaction of the 100-partner limitation in Regulations Section 1.7704-1(h)(1)(ii).
     (i) The foregoing representations, warranties and agreements shall survive the date of the Member’s admission to the Company.
ARTICLE XV
GENERAL PROVISIONS
     SECTION 15.1. Notices.
     (a) Except as specifically provided elsewhere in this Agreement, all notices, requests, consents or other communications to the Company or to any Member hereunder shall be in writing and shall be given
     (i) if to the Company:

c/o:

ML Global Private Equity Fund, L.P.
c/o Merrill Lynch Global Private Equity
Four World Financial Center, Floor 23
New York, NY 10080
Attention: George A. Bitar
Christopher Birosak
Fax: (212) 449-1119

with copies to (which shall not constitute notice):

Merrill Lynch Global Private Equity
Strategic M&A and Private Equity Counsel
Four World Financial Center, Floor 23
New York, NY 10080

Attention: Frank Marinaro, Esq.
Fax: (212) 449-7902

and

Proskauer Rose LLP
1585 Broadway
New York, NY 10036-8299
Attention: James P. Gerkis, Esq.
                 Jeffrey A. Horwitz, Esq.

c/o:
Bain Capital Integral Investors 2006, LLC
c/o Bain Capital Partners, LLC
111 Huntington Avenue
Boston, MA 02199
Attention: Chris Gordon
Fax: (617) 516-2010

with a copy to (which shall not constitute notice):

Ropes & Gray LLP
One International Place
Boston, MA 02110
Attention: R. Newcomb Stillwell
                  Julie H. Jones
Fax: (617) 951-7050

c/o:
KKR Millennium Fund, L.P.
c/o Kohlberg Kravis Roberts & Co. L.P.
2800 Sand Hill Road, Suite 200
Menlo Park, CA 94025
Attention: James C. Momtazee
Fax: (650) 233-6584

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett, LLP
425 Lexington Avenue
New York, NY 10017
Attention: David Sorkin
                  Sean Rodgers
Telecopy: (212) 455-2502

c/o:

Dr. Thomas F. Frist, Jr.
3100 West End Ave., Suite 500
Nashville, TN 37203
Telecopy: (615) 385-9101

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention: John Evangelakos, Esq.
Telecopy: (212) 558-3588
     (ii) if to a Member, at the Member’s address or facsimile number set forth on Schedule A, as such Schedule A may be amended or updated from time to time pursuant to this Agreement; or such other address or facsimile number as the Company or such Member may hereafter specify by written notice to the others.
     (b) Each such notice, request, consent or other communication shall be given (i) by hand delivery, (ii) by nationally recognized overnight courier service, or (iii) by facsimile.
     (c) Each such notice, request, consent or other communication shall be deemed to be delivered (i) if delivered by hand, when delivered at the address specified in this Section 15.1, (ii) if delivered by nationally recognized overnight courier service, on the second following business day after delivery to such service or such mailing, and (iii) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 15.1 and the appropriate answer back or confirmation is received.
     SECTION 15.2. Amendments. Amendments to this Agreement may be made only by a written instrument signed by the Requisite Managers; provided , however , that any modification or amendment of this Agreement that would subject any Member to materially adverse differential treatment relative to the other Members shall require the agreement of the differentially treated Member; and, provided, further, that to the extent that any provision of this Agreement expressly requires a higher standard of approval, then such standard shall apply with respect to the amendment of such provision. The Company shall send to each Member a copy of any amendment to this Agreement. Notwithstanding the foregoing, the Company may amend Schedule A from time to time as contemplated by Section 4.1.
     SECTION 15.3. Confidentiality. Each Member agrees that such Member shall keep confidential, and shall not disclose to any third Person or use for its own benefit, without the consent of the Board, any non-public information with respect to the Company (including any Person in which the Company holds, or contemplates acquiring, an investment) that is in such Member’s possession on the date hereof or disclosed to such Member by or on behalf of the Company, provided that a Member may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this provision by such Member or its Affiliates, (ii) to its employees and professional advisers who need to know such information and agree to keep it confidential, (iii) to the extent required in order to comply with reporting obligations to its limited partners or members who have agreed to keep such information confidential, (iv) to the extent necessary in order to comply with any law, order, regulation or ruling applicable to such Member, (v) as may be required in response to any summons or subpoena or in connection with any litigation, it being agreed that, unless such information has become generally available to the public, if such information is being requested pursuant to a summons or subpoena or a discovery request in connection with a litigation and (vi) to a prospective acquirer in a Transfer of Units or shares of HCA Common Stock made in accordance with this Agreement; provided that such prospective acquirer has agreed in writing to be bound by the terms of this Section 15.3 to the same extent as if it were a party hereto, (x) the Member shall, to the extent legally permitted, give the Company notice of such request and shall cooperate with the Company at the Company’s request so that the Company may, in its discretion, seek a protective order or other appropriate remedy, if available, and (y) in the event that such protective order is not obtained (or sought by the Company after notice), the Member (a) shall furnish only that portion of the information which, in accordance with the advice of counsel, is legally required to be furnished and (b) will exercise its reasonable efforts to obtain assurances that confidential treatment will be accorded such information.
     SECTION 15.4. Entire Agreement. This Agreement (including the Schedules attached hereto) and the Registration Rights Agreement shall constitute the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and shall supersede any prior understanding or agreement, oral or written with respect thereto; provided, however, that with respect to each Family Member, the Registration Rights Agreement is hereby incorporated herein by reference and each Family Member agrees that it is a party to, and shall be subject to the terms of and enjoy the rights and benefits provided under the Registration Rights Agreement. There are no representations, agreements, arrangements or understandings, oral or written, between or among the Members relating only to the subject matter of this Agreement that are not fully expressed herein or therein.
     SECTION 15.5. Successors and Assigns; Binding Effect. No Member shall assign all or any part of its rights or obligations under this Agreement to any Person, except as expressly provided herein. This Agreement and all of the terms and provisions hereof shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective legal representatives, heirs, successors and permitted assigns. Each Covered Person shall be entitled to rely upon, shall be a third party beneficiary of, and shall be entitled to enforce, the provisions of this Agreement applicable to such Person.
     SECTION 15.6. Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby. Any default hereunder by a Member shall not excuse a default by any other Member.

     SECTION 15.7. No Waiver. Neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
     SECTION 15.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.
     SECTION 15.9. Judicial Proceedings. In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement or the Company or its operations, each of the Members and the Company unconditionally accepts the non-exclusive jurisdiction and venue of any United States District Court located in the State of Delaware, or of the Court of Chancery of the State of Delaware, and the appellate courts to which orders and judgments thereof may be appealed. In any such judicial proceeding, the Members agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by law, service of process may be made by delivery provided pursuant to the directions in Section 15.1. EACH OF THE MEMBERS HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR RELATING TO THE COMPANY OR ITS OPERATIONS.
     SECTION 15.10. Aggregation of Units. All Units held or acquired by a Member and its Affiliates shall be aggregated together for purposes of determining the rights or obligations of a Member, or application of any restrictions to a Member, under this Agreement, in each instance in which such right, obligation or restriction is determined by any ownership threshold. Within an Investor Group, the Investor Members may allocate the ability to exercise any rights of such Investor Group under this Agreement in any manner that such Investor Group (by approval of the holders of a majority of the Units held by such Investor Group or by grant of a power of attorney and/or proxy) sees fit, subject to the other terms of this Agreement and otherwise an Investor Group’s vote, consent or approval shall be deemed to be given if approved by members of such Investor Group holding a majority of the Units then held by all members of such Investor Group.
     SECTION 15.11. Equitable Relief. The Members hereby confirm that damages at law would be an inadequate remedy for a breach or threatened breach of this Agreement and agree that, in the event of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy, but, nothing herein contained is intended to, nor shall it, limit or affect any right or rights at law or by statute or otherwise of a Member aggrieved as against another Member for a breach or threatened breach of any provision hereof, it being the intention by this Section to make clear the agreement of the Members that the respective rights and obligations of the Members hereunder shall be enforceable in equity as well as at law or otherwise and that the mention herein of any particular remedy shall not preclude a Member from any other remedy it or he might have, either in law or in equity.
     SECTION 15.12. Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.
     SECTION 15.13. Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).
     SECTION 15.14. Recapitalizations, Exchanges, Etc., Affecting Units, HCA Common Stock; Solvent Reorganization. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to Units and shares of HCA Common Stock, and to any and all equity interests of the Company or HCA or any successor or assign of the Company or HCA (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Units or the shares of Company Common Stock, by reason of any stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise. Upon the occurrence of any of such events, amounts hereunder shall be appropriately adjusted.